                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report:  August 27, 1997




                               MedPartners, Inc.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




                     Delaware                                0-27276                     63-1151076
                ------------------                          ---------                   ------------
                  (State or Other                          (Commission                (I.R.S. Employer
           Jurisdiction of Incorporation                   File Number)              Identification No.)
                 or Organization)

          3000 Galleria Tower, Suite 1000
                Birmingham, Alabama                                                         35244
           ----------------------------                                                 -------------
               (Address of Principal                                                     (Zip Code)
                Executive Offices)

          Registrant's Telephone Number,                                               (205) 733-8996
               Including Area Code:


ITEM 5.  OTHER EVENTS

     In June 1997, MedPartners, Inc., a Delaware corporation ("MedPartners" or the "Company"), acquired InPhyNet Medical Management Inc. ("InPhyNet"), a publicly traded physician practice management company, in exchange for approximately 19.3 million shares of the Company's Common Stock having a total value of approximately $413 million (the "InPhyNet Acquisition"). As a result of the InPhyNet Acquisition and certain other acquisitions, the Company believes that much of the information and disclosure previously reported by the Company pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), should be updated and amended to reflect the Company's current situation. Accordingly, the Company is filing this Current Report on Form 8-K which contains an updated version of "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, restated to reflect the acquisition of InPhyNet as a pooling of interests.

                                  RISK FACTORS

     In addition to the other information contained in this Current Report on Form 8-K, the factors entered below should be considered carefully. Unless the context otherwise requires, as used herein, the terms "MedPartners" or the "Company" refers collectively to MedPartners, Inc. and its respective subsidiaries and affiliates.

RISKS RELATING TO THE COMPANY'S GROWTH STRATEGY; INTEGRATION IN CONNECTION WITH ACQUISITIONS AND IDENTIFICATION OF GROWTH OPPORTUNITIES

     The Company believes that its recent acquisitions of InPhyNet and Aetna Professional Management Corporation ("APMC") represent additional steps in the Company's consolidation initiative in the Physician Practice Management ("PPM") business to develop integrated healthcare delivery systems through affiliation with individual physicians, physician practices, hospitals and third-party payors. The Company is still integrating these and other acquired businesses. While the business plans of these acquired companies are generally similar, their histories, geographical location, business models and cultures are different in many respects. The Company's Board of Directors and senior management of the Company face a significant challenge in their efforts to integrate the businesses of the acquired companies so that the different cultures and the varying emphases on managed care and fee-for-service can be effectively managed to continue to grow the enterprise. The dedication of management resources to such integration may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects as a result of these integration efforts. Such effects could have a material adverse effect on the operating results and financial condition of the Company.

     Integration Risks. Acquisitions of PPM companies and physician practices entail the risk that such acquisitions will fail to perform in accordance with expectations and that the Company will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic location, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from the Company's past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of the Company. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to the Company's existing physician networks, which could have a material adverse effect on the operating results and financial condition of the Company.

     The major acquisitions carried out by the Company since January 1995 have been structured as poolings of interests. As a result, the operating income of the Company has been reduced by the merger expenses incurred in connection with those acquisitions, resulting in a net loss for the year ended December 31, 1996. Included in pre-tax loss for the six months ended June 30, 1997, are merger costs totaling $59.4 million, $50.0 million of which is related to the business combination with InPhyNet. See Note 5 to the financial statements included in the Company's Report on Form 10-Q for the quarter ended June 30, 1997. There can be no assurance that future merger expenses will not result in further net losses, nor can there be any assurance that: there will not be substantial future costs associated with integrating acquired companies; MedPartners will be successful in integrating such companies; or the anticipated benefits of such acquisitions will be realized fully. The unsuccessful integration of such companies or the failure of MedPartners to realize such anticipated benefits fully could have a material adverse effect on the operating results and financial condition of the Company. See "-- Risks Relating to Capital Requirements".

     Risks Relating to Capital Requirements. The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and physician practice assets and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, the use of Common Stock for selected practice and other acquisitions and available borrowings under the $1.0 billion credit facility (the "Credit Facility") with NationsBank, National Association (South), as administrative bank to a group of lenders, or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

     Ability to Pursue New Growth Opportunities. The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future through acquisitions and internal development. The Company's successful pursuit of new growth opportunities will depend on many factors, including, among others, the Company's ability to identify suitable targets and to integrate its acquired practices and businesses. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by the Company to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of the Company.

     Competition for Expansion Opportunities. The Company is subject to the risk that it will be unable to identify and recruit suitable acquisition candidates in the future. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other physician management entities. In addition, certain companies, including hospital management companies, hospitals and insurers, are expanding their presence in the PPM market. The Company's failure to compete successfully for expansion opportunities or to attract and recruit suitable acquisition candidates could have a material adverse effect on the operating results and financial condition of the Company. The Company is also subject to the risk that it will be unable to recruit and retain qualified physicians and other healthcare professionals to serve as employees or independent contractors of MedPartners and its affiliates.

     Different Business Operations. The PPM business of the Company includes the provision of pharmacy benefit management ("PBM") and disease management services which are provided by subsidiaries of the Company. The PBM services provided by the Company accounted for approximately 33% and 36% of the Company's net revenue and operating expenses, respectively, for the six months ended June 30, 1997. Specialty Services, which include disease management, comprised 8% of the Company's net revenue and 8% of the Company's operating expenses for the six months ended June 30, 1997.

     Physician Compensation. Approximately 70% of the Company's PPM revenue for the six months ended June 30, 1997, was derived from or through contracts between the Company and hospitals or HMOs. The balance of the Company's PPM revenue is generated through professional corporations ("PCs") that have entered into contracts directly with HMOs or have the right to receive payment directly from HMOs for the provision of medical services. The Company has a controlling financial interest in these PCs by virtue of a long-term management agreement that also provides for physician compensation.

     The most significant clinic expense, physician compensation, accounted for 39% of total expenses in the Company's PPM service area in the first six months of 1997. Physicians that generated 7% of PPM revenue in the first six months of 1997 received a fixed-dollar amount plus a discretionary bonus based on performance criteria goals. Physician compensation expense was 51% of this first category of PCs' total net revenue in the first six months of 1997. Physicians that were compensated on a fee-for-service basis produced approximately 15% of the Company's PPM revenue in the first six months of 1997. Physician compensation expense pursuant to such agreements represented 48% of this second category of PCs' total net revenue in the first six months of 1997. The remaining 8% of PPM revenues were generated by physicians who were provided a salary, bonus and profit-sharing payment based on the PC's net income. Physician compensation expense pursuant to such agreements represented 39% of this third category of PCs' total net revenue in the first six months of 1997. Under each of these arrangements, revenue is assigned to MedPartners by the PC, and MedPartners is responsible and at risk for all clinic expenses. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians from the affiliated practices, to manage and control costs and to realize economies of scale. The Company's operating results could be adversely affected in the event the Company incurs costs associated with developing networks without generating sufficient revenues from such networks.

     Dependence on HMO Enrollee Growth. The Company is also largely dependent on the continued increase in the number of HMO enrollees who use its physician networks. This growth may come from development or acquisition of other PPM entities, affiliation with additional physicians, increased enrollment in HMOs currently contracting with MedPartners through its affiliated physicians and additional agreements with HMOs. There can be no assurance that the Company will be successful in identifying, acquiring and integrating additional medical groups or other PPM companies or in increasing the number of enrollees. A decline in enrollees in HMOs could have a material adverse effect on the operating results and financial condition of the Company.

     Dependence on Affiliated Physicians. MedPartners' revenue depends on revenues generated by the physicians with whom MedPartners has practice management agreements. These agreements define the responsibilities of the physicians and MedPartners and govern all terms and conditions of their relationship. The practice management agreements have terms generally of 20 to 40 years, subject to termination for cause, which includes bankruptcy or a material breach. Practice management agreements with certain of the affiliated practices contain provisions giving the physician practice the option to terminate the agreement without cause, subject to significant limitations. Because MedPartners cannot control the provision of medical services by its affiliated physicians contractually or otherwise under the laws of California and most other states in which MedPartners operates, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by MedPartners or may enter into contracts for the provision of medical services or make other financial commitments which are not intended to benefit MedPartners and which could have a material adverse effect on the operating results and financial condition of MedPartners.

RISKS RELATING TO CAPITATED NATURE OF REVENUES; CONTROL OF HEALTHCARE COSTS

     A substantial portion of MedPartners' revenue is derived from agreements with HMOs that provide for the receipt of capitated fees. Under these agreements, the Company, through its affiliated physicians, is generally responsible for the provision of all covered outpatient benefits, regardless of whether the affiliated physicians directly provide the medical services associated with the covered benefits. MedPartners is statutorily and contractually prohibited from controlling any medical decisions made by any healthcare provider. To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the operating results and financial condition of the Company could be materially adversely affected. As a result, MedPartners' success will depend in large part on the effective management of healthcare costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payors. Recently, many providers, including MedPartners, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of MedPartners. In addition, changes in healthcare practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of healthcare could have a material adverse effect on the operating results and financial condition of the Company.

     The Company's financial statements include estimates of costs for covered medical benefits incurred by HMO enrollees, but not yet reported. While these estimates are based on information available at the time of calculation, there can be no assurance that actual costs will approximate the estimates of such amounts. If the actual costs significantly exceed the amounts estimated and accrued, such additional costs could have a material adverse effect on the operating results and financial condition of the Company.

     The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital and non-professional services by HMO enrollees. MedPartners' financial statements contain accruals for estimates of shared-risk amounts receivable from or payable to the HMOs that contract with their affiliated physicians. These estimates are based upon inpatient utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually. This may cause fluctuations from amounts previously accrued. To the extent that HMO enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. Any such insufficiency could have a material adverse effect on the operating results and financial condition of the Company.

     Physician groups that render services on a fee-for-service basis (as opposed to a capitated plan) typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. A significant portion of the revenue of MedPartners is derived from payments made by these third-party payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels. In addition, third-party payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payors or was experimental or for other reasons. Any material decrease in payments received from such third-party payors could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO CERTAIN CAREMARK LEGAL MATTERS

     OIG Settlement and Related Claims. Caremark International, Inc. ("Caremark") agreed in June 1995 to settle with the Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services (the "DHHS"), the United States Department of Justice (the "DOJ"), the Veteran's Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia a four-year-long investigation of Caremark (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio -- resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federally funded healthcare benefit programs concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio.

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of the Company.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, and may be subjected to in the future, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. The Company cannot determine at this time what costs or liabilities may be incurred in connection with future disposition of non-governmental claims or litigation. Such additional costs or liabilities, if incurred, could have a material adverse effect on the operating results and financial condition of the Company.

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Exchange Act only, was certified as a class. The parties continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. MedPartners intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     Private Payor Settlements. In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $43.8 million. In addition, Caremark paid $24.1 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in the first quarter of 1996 as discontinued operations.

     Coram Litigation. In September 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark, its subsidiary, Caremark Inc., and others. The complaint, which arose from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995 for approximately $209.0 million in cash and $100.0 million in securities, alleged breach of the sale agreement and made other related claims seeking compensatory damages, in the aggregate, of $5.2 billion. Caremark filed counterclaims against Coram and also filed a lawsuit in the United States District Court in Chicago against Coram, claiming securities fraud. On July 1, 1997, the parties to the Coram litigation announced that a settlement had been reached pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with the acquisition and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The Company recognized an after tax charge from discontinued operations of $75.4 million in the second quarter of 1997 related to this settlement.

RISKS RELATING TO EXPOSURE TO PROFESSIONAL LIABILITY; LIABILITY INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Although the Company does not engage in the practice of medicine or provide medical services, and does not control the practice of medicine by its affiliated physicians or the compliance with regulatory requirements directly applicable to the affiliated physicians and physician groups, there can be no assurance that the Company will not become involved in such litigation in the future. Through the ownership and operation of Pioneer Hospital ("Pioneer Hospital"), U.S. Family Care Medical Center ("USFMC") and Friendly Hills Hospital ("Friendly Hills"), acute care hospitals located in Artesia, Montclair and La Habra, California, respectively, and its hospital-based operations, the Company is subject to allegations of negligence and wrongful acts by its hospital-based physicians or arising out of providing nursing care, hospital-based medical care, credentialing of medical staff members and other activities incident to the operation of an acute care hospital. In addition, through its management of clinic locations and provision of non-physician health care personnel, the Company could be named in actions involving care rendered to patients by physicians employed by or contracting with affiliated medical organizations and physician groups.

     The Company maintains professional and general liability insurance and other coverage deemed necessary by the Company. Nevertheless, certain types of risks and liabilities are not covered by insurance and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances. In addition, the Company's practice management agreements require the affiliated physicians to maintain professional liability and workers' compensation insurance coverage on the practice and on each employee and agent of the practice, and the Company generally is indemnified under each of the practice management agreements by the affiliated physicians for liabilities resulting from the performance of medical services. However, there can be no assurance that a future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims.

RISKS RELATING TO GOVERNMENT REGULATION

     Federal and state laws regulate the relationships among providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company's affiliated physicians, could result in significant loss of reimbursement.

     Moreover, the laws of many states, including California (from which a significant portion of the Company's revenues are derived), prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the operating results and financial condition of the Company.

     In addition to the regulations referred to above, significant aspects of MedPartners' operations are subject to state and federal statutes and regulations governing workplace health and safety, the operation of pharmacies, repackaging of drug products, dispensing of controlled substances and the disposal of medical waste. MedPartners' operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations. Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations or enactment of new legislation could have a material adverse effect on the operating results and financial condition of MedPartners. See "-- Risks Relating to Pharmacy Licensing and Operation".

     For the six months ended June 30, 1997, approximately 12% of the revenues of the Company's affiliated physician groups are derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursement programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of MedPartners. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that MedPartners' activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of the Company.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to the Company or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for the Company, up to a maximum of 12% of the revenues of the Company's affiliated physician groups, which could have a material adverse effect on the operating results and financial condition of the Company. Although the Company believes that it is not in violation of the Anti-Kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

     Significant prohibitions against physician referrals were enacted by the federal Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. MedPartners believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of MedPartners into certain jurisdictions may require structural and organizational modifications of MedPartners' relationships with physician groups to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of the Company.

     The Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act"), and the regulations promulgated thereunder, subject entities which are licensed, as healthcare service plans in California to substantial regulation by the California Department of Corporations (the "DOC"). In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. In March 1996, the DOC issued to Pioneer Provider Network, Inc., a wholly-owned subsidiary of MedPartners, a healthcare service plan license (the "Restricted License"). Non-compliance by Pioneer Network with the Knox-Keene Act or other applicable laws and regulations could have a material adverse effect on the operating results and financial condition of the Company.

     The assumption of risk on a prepaid basis is being reviewed by various state insurance commissioners as well as the National Association of Insurance Commissioners ("NAIC") to determine whether the practice constitutes the business of insurance. Any such determination could result in significant additional regulation of the Company's business.

RISKS RELATING TO PHARMACY LICENSING AND OPERATION

     The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists must also satisfy state licensing requirements. Any failure to satisfy such pharmacy licensing statutes and regulations could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO HEALTHCARE REFORM; PROPOSED LEGISLATION

     As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been, and other proposals may be, introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Third Restated Certificate of Incorporation, as amended (the "MedPartners Certificate of Incorporation"), the Company's Second Amended and Restated Bylaws (the "MedPartners Bylaws") and the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law" or "DGCL") could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of the Company. These provisions include a classified Board of Directors and the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Company's Common Stock. The Company also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. In addition, the Company's rights plan, which provides for discount purchase rights to certain stockholders of MedPartners upon certain acquisitions of 10% or more of the outstanding shares of the Company's Common Stock, may also inhibit a change in control of MedPartners.

POSSIBLE VOLATILITY OF STOCK PRICE

     There may be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the health care industry, or other developments affecting the Company or its competitors, could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the health care industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The purpose of the following discussion is to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including changes arising from recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's results of operations. This discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included herein. See "-- Recent Developments".

GENERAL

     In February and September of 1996, the Company combined with Pacific Physician Services, Inc. ("PPSI") and Caremark, respectively. In June of 1997 the Company combined with InPhyNet. These business combinations were accounted for as poolings of interests. The financial information referred to in this discussion reflects the combined operations of these entities and several additional immaterial entities accounted for as poolings of interests.

     The Company is the largest PPM company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients in the United States. The Company also operates independent PBM programs and furnishes disease management services and therapies for patients with certain chronic conditions.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to prepaid payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. The Company's PPM revenue is derived primarily from the contracts with HMOs that compensate the Company and its affiliated physicians on a prepaid basis. In the prepaid arrangements, the Company typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, the Company is responsible for substantially all of the medical services required by enrollees. In many instances, the Company and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), the Company, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models which are described in the notes to the consolidated financial statements of the Company incorporated herein by reference. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements with the affiliated physicians that provide for both the management of their practices by the Company and the clinical independence of the physicians.

     The Company also organizes and manages physicians and other healthcare professionals engaged in the delivery of emergency, radiology and teleradiology services, hospital-based primary care and temporary staffing and support services to hospitals, clinics, managed care organizations and physician groups. Under contracts with hospitals and other clients, the Company identifies and recruits physicians and other healthcare professionals for admission to a client's medical staff, monitors the quality of care and proper utilization of services and coordinates the ongoing scheduling of staff physicians who provide clinical coverage in designated areas of care.

     The Company also manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses approximately 43,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of national retail pharmacies. The Company is integrating its PBM program with the PPM business by providing PBM services to the affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

RESULTS OF OPERATIONS

     Through the Company's network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients. The Company also fills in excess of 50 million prescriptions on an annual basis through its mail service and retail pharmacies and provides services and therapies to patients with certain chronic conditions, primarily hemophilia and growth disorders. The following table sets forth the earnings summary by service area for the periods indicated:

                                                                                      SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                                            ------------------------------------   -----------------------
                                               1994         1995         1996         1996         1997
                                            ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS)
Physician Services
  Net revenue.............................  $1,323,889   $1,989,068   $2,964,162   $1,424,343   $1,783,634
  Operating income........................      48,577      103,528      158,771       71,480      118,377
  Margin..................................         3.7%         5.2%         5.4%         5.0%         6.6%
Pharmaceutical Services
  Net revenue.............................  $1,097,315   $1,432,250   $1,784,319   $  865,154   $1,001,463
  Operating income........................      46,236       56,022       75,788       33,514       41,249
  Margin..................................         4.2%         3.9%         4.2%         3.9%         4.1%
Specialty Services
  Net revenue.............................  $  487,820   $  487,399   $  473,538   $  234,910   $  243,436
  Operating income........................      75,139       70,762       56,006       29,626       28,314
  Margin..................................        15.4%        14.5%        11.8%        12.6%        11.6%
Corporate Services
  Operating loss..........................  $  (40,079)  $  (30,524)  $  (31,555)  $  (18,248)  $  (12,737)
  Percentage of total net revenue.........        (1.4)%       (0.8)%       (0.6)%       (0.7)%       (0.4)%

  Physician Practice Management Services

     The Company's PPM revenues have increased substantially over the past three years primarily due to growth in prepaid enrollment, existing practice growth and new practice affiliations. Of the total 1996 PPM revenue, $1.7 billion can be attributed to acquisitions (accounted for as either poolings of interests or purchase transactions) made during the year. The Company's PPM operations in the Western region of the country function in a predominantly prepaid environment. MedPartners' PPM operations in the other regions of the country are in predominantly fee-for-service environments with limited but increasing managed care penetration. The following table sets forth the breakdown of net revenue for the PPM services area for the periods indicated:

                                                                                              SIX MONTHS
                                                                                                 ENDED
                                                       YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                 ------------------------------------   -----------------------
                                                    1994         1995         1996         1996         1997
                                                 ----------   ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS)
Prepaid........................................  $  714,112   $1,096,789   $1,593,538   $  649,449   $  928,089
Fee-for-Service................................     585,791      872,653    1,356,084      766,239      845,894
Other..........................................      23,986       19,626       14,540        8,655        9,651
                                                 ----------   ----------   ----------   ----------   ----------
         Total net revenue from PPM service
           area................................  $1,323,889   $1,989,068   $2,964,162   $1,424,343   $1,783,634
                                                 ==========   ==========   ==========   ==========   ==========

     The Company's prepaid revenue reflects the number of HMO enrollees for whom it receives monthly capitation payments. The Company receives professional capitation to provide physician services and institutional capitation to provide hospital care and other non-professional services. The table below reflects the growth in enrollment for professional and global capitation:

                                             AT DECEMBER 31,                AT JUNE 30,
                                     -------------------------------   ---------------------
                                      1994       1995        1996        1996        1997
                                     -------   ---------   ---------   ---------   ---------
Professional enrollees.............  548,821     603,391     983,543     867,753     998,380
Global enrollees (professional and
  institutional)...................  286,034     531,608     719,152     647,452     959,135
                                     -------   ---------   ---------   ---------   ---------
          Total enrollees..........  834,855   1,134,999   1,702,695   1,515,205   1,957,515
                                     =======   =========   =========   =========   =========

     During 1996, prepaid revenues increased 45.3% while prepaid enrollees increased 50%. The reason for this difference relates to the mix of professional capitation enrollment to total enrollment (which includes institutional capitation). Therefore, the higher percentage of professional capitation enrollment accounts for the lower percentage increase in prepaid revenue as compared to the percentage increase in total enrollment. The percentage of professional capitation enrollment to total enrollment was 57.8% at December 31, 1996, compared to 53.2% at December 31, 1995. Revenue per enrollee for professional capitation is substantially lower than for global capitation as discussed below.

     The Company has developed strong relationships with many of the national and regional managed care organizations and has demonstrated its ability to deliver high-quality, cost-effective care. The Company is strategically positioned to capitalize on the industry's continued evolution toward a prepaid environment, specifically by increasing the number of prepaid enrollees and converting existing enrollees from professional to global capitation. These changes have resulted in significant internal growth. During the first six months of 1997, the Company converted approximately 225,000 lives from professional capitation to global capitation.

     The Company has consolidated the majority of its acquisitions into its management infrastructure, eliminating substantial overhead expenses and improving integration of medical, administrative and operational management. The integration of various acquisitions into existing networks has allowed the conversion of thousands of prepaid enrollees from professional capitation to global capitation. This integration has been a significant factor in increasing operating margins in the PPM service area from 3.7% at year end 1994 to 6.6% at June 30, 1997.

     The Company operates the largest hospital-based physician group in the United States with over 2,200 physicians providing services at over 320 sites, primarily hospitals, nationwide. The Company provides emergency medicine, radiology, anesthesiology, primary care and other hospital-based physician services. The Company also provides comprehensive medical services to inmates in various state and local correctional institutions. As of June 30, 1997, the Company had contracts with 45 correctional institutions. The Company provides physicians, nurses and clerical support services for active duty and retired military personnel and their dependents in emergency departments, ambulatory care centers and primary care clinics operated by the Department of Defense. At June 30, 1997, the Company's military medical services were provided under 15 contracts with the Department of Defense.

     In addition to the increased revenues and operational efficiencies realized through acquisition and consolidation, the Company is profiting from synergies produced by the exchange of ideas among physicians and managers across geographical boundaries and varied areas of specialization. The PPM service area, for example, has established medical management committees that meet monthly to discuss implementation of the best medical management techniques to assist the Company's affiliated physicians in delivering the highest quality of care at lower costs in a consistent fashion. The Company is capitalizing on the knowledge of its Western groups, which have significant experience operating in a prepaid environment, to transfer the best practices to other groups in markets with increasing managed care penetration. Through interaction between physicians and managers from various medical groups, significant cost savings continue to be identified at several of the Company's larger affiliated groups.

     The PPM service area has also created a national medical advisory committee, which is developing procedures for the identification, packaging and dissemination of the best clinical practices within the Company's medical groups. The committee also provides the Company's affiliated physicians a forum to discuss innovative ways to improve the delivery of healthcare.

     The Company has also initiated integration efforts between the PPM, PBM and disease management areas. A project is in process to integrate patient care data from several of the Company's affiliated clinics with the PBM's healthcare information system. Through this database, which combines medical and claims data with the prescription information tracked by the PBM area, the Company will have access to the industry's most complete and detailed collection of information on successful treatment patterns. Another synergy arising from integration is the opportunity which the existing PBM infrastructure affords to affiliated physician groups to further expand services by providing pharmacy services ranging from fee-for-service retail claims processing to full drug capitation programs. The Company is also beginning to integrate the disease management area's expertise in an effort to formulate and implement disease management programs for the Company.

  Pharmacy Benefit Management Services

     Pharmaceutical Services revenues continue to exhibit sustained growth reflecting increases in both mail and retail related services. Revenue for the six months ended June 30, 1997 increased 15.8% over the same period in 1996. This growth was due to increased pharmacy transaction volume (6.1%), drug cost inflation, product mix and pricing (9.7%). Key factors contributing to this growth include high customer retention, additional penetration of retained customers and new customer contracts, such as the National Association of Letter Carriers which became effective January 1, 1997. The majority of Pharmaceutical Services revenue is earned on a fee-for-service basis through contracts covering one to three-year periods. Revenues for selected types of services are earned based on a percentage of savings achieved or on a per-enrollee or per-member basis; however, these revenues are not material to total revenues.

     Operating income increased 23.1% in the first six months of 1997 compared to the same period of 1996. Operating margins increased from 3.9% to 4.1% for the six months ended June 30, 1996 and 1997, respectively. Lower margin retail service revenue continues to grow at a faster rate than mail related revenue. However, reductions in operating expenses along with the termination of accounts with unacceptable levels of profitability have offset any impact on operating margins and have contributed to the overall growth in operating income.

     Operating income experienced accelerated growth in 1995 and 1996 while margins fell slightly from 4.2% in 1994 to 3.9% in 1995 but returned to a 4.2% level in 1996. Operating income and margins in 1996 were enhanced by reduced information systems costs achieved through renegotiation of a contract with an outsource service vendor, continued improvements in the acquisition costs of drugs, increased penetration of higher margin value-oriented services and an overall 13% reduction in selling and administrative expenses. Partially offsetting these cost reductions were continued declines in prices to customers.

     Margins in Pharmaceutical Services are also affected by the mix between mail and retail service revenues. Margins on mail-related service revenues currently are higher than those on retail service revenues. Revenues in both mail and retail services continue to grow; although, the growth rate of retail services in 1995 and 1996 was greater than the growth rate of mail services. In 1996, retail service revenues grew to represent nearly 49% of PBM revenues. The Company has little or no influence over certain other factors, including demographics of the population served and plan design, which can affect the mix between mail and retail services. Consequently, margin percentage trends alone are not a sufficient indication of progress. The Company's pricing and underwriting strategies are closely linked to its working capital and asset management strategies and focus on return on investment and overall improvements in return on capital deployed in the business.

     The Company has recently reorganized its sales and corporate accounts management activities into eight geographic and two additional specialty areas. This will enable the Company to improve its account retention, client service and growth initiatives even further as a result of increased accountability and focus. As mentioned under "-- Physician Practice Management Services", the Company is pursuing a number of PPM and PBM integration opportunities.

  Specialty Services

     Specialty services concentrates on providing high quality products and services in the home. Domestically, these services focus on low incidence chronic diseases. Internationally, the Company has established home care businesses in Canada, Germany, the Netherlands, and the United Kingdom. Revenue growth is due primarily to sales of the Company's new multiple sclerosis drug, Copaxone, and other products. Margins for specialty services had been declining slightly as a result of managed care pricing pressures, restructuring of benefit plans by payors and reduced reimbursement for Medicaid and other state agency payors. However, margins have increased slightly from the first quarter of 1997 to the second quarter of 1997. This increase can be attributed to the reduction in operating expenses through increased efficiencies. Cost of service expenses rose due to programs targeted at launching the Company's sale of the drug Copaxone.

  Discontinued Operations

     During 1995, Caremark divested its Caremark Orthopedic Services, Inc. subsidiary as well as its Clozaril patient management system, home infusion business and oncology management services business. The Company's consolidated financial statements present the operating income and net assets of these discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation. Discontinued operations for 1995 reflect the net after-tax gain on the disposal of the Clozaril patient management system, the home infusion business and a $154.8 million after-tax charge for the settlement discussed in the notes to the audited consolidated financial statements included herein related to the OIG investigation. Discontinued operations for 1996 reflects a $67.9 million after-tax charge related to settlements with private payors discussed in the notes to the audited consolidated financial statements included herein and an after-tax gain on disposition of the nephrology services business, net of disposal costs, of $2.5 million. During the second quarter of 1997, the Company settled a dispute with Coram Health Corporation arising from Caremark's sale of its home infusion therapy business to Coram, also discussed in Note 4 of the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. In accordance with APB 30, which addresses the reporting for disposition of business segments, the Company's consolidated financial statements present the operating income of these discontinued operations separately from continuing operations.

  Results of Operations -- Six Months Ended June 30, 1997 and 1996

     For the six months ended June 30, 1997, net revenue was $3,028.5 million, compared to $2,524.4 million for the same period in 1996, an increase of 20.0%. The increase in net revenue primarily resulted form affiliations with new physician practices and the increase in pharmaceutical services net revenue, which accounted for $109.0 million and $136.3 million of the increase in net revenue, respectively. Additional increases resulted from the shift of enrollees from professional only to global capitation (approximately 225,000 enrollees shifted in the six months ended June 30, 1997). The majority of the remainder of the increase in PPM net revenue can be attributed to growth in existing physician practices.

     Income from continuing operations, excluding merger expenses, for the physician services and pharmaceutical services areas grew for the six months ended June 30, 1997, as compared to the same period of 1996, 65.6% and 23.1%, respectively. The increase in the physician services area is the result of higher net revenue and increases in operating margins resulting from the spreading of fixed overhead expenses over a larger revenue base and continued integration of operations. The pharmaceutical services area's increase in operating income was primarily due to reductions in operating expenses, more efficient use of system resources and higher net revenue. Operating income and margins declined in the corresponding periods for the specialty services area as a result of continued pricing pressures for certain products.

     Included in pre-tax loss for the six months ended June 30, 1997 and 1996 were merger expenses totaling $59.4 and $34.7 million. The major components of the $59.4 million, $50 million of which relates to the business combination with InPhyNet, are listed in Note 5 to the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The $34.7 million relates primarily to the business combination with Pacific Physician Services, Inc. in 1996. Also included in the pre-tax loss for the six months ended June 30, 1997 were other non-recurring charges from discontinued operations of $75.4 million, which are discussed in Note 4 to the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q or the quarter ended June 30, 1997.

  Results of Operations for the Years Ended December 31, 1996 and 1995

     For the year ended December 31, 1996, net revenue was $5,222.0 million, compared to $3,908.7 million for 1995, an increase of 33.6%. The increase in net revenue resulted primarily from affiliations with new physician practices and the increase in PBM net revenue, which accounted for $339.9 million and $352.1 million of the increase in net revenue, respectively. The most significant physician practice acquisition during this period was the CIGNA Medical Group which was acquired in January 1996. This acquisition accounted for 92% of the new practice revenue. The increase in PBM net revenue is attributable to pharmaceutical price increases, the addition of new customers, further penetration of existing customers and the sale of new products.

     Operating income for the PPM and PBM services areas increased 53.4% and 35.3%, respectively, for 1996 compared to 1995. This growth was the result of higher net revenues in both areas and increases in operating margins resulting from the spreading of fixed overhead expenses over a larger revenue base and continued integration of operations in the PPM services area. Operating income and margins declined in the corresponding periods for the specialty services area as a result of lower volumes in the hemophilia business and continued pricing pressures for growth hormone products.

     Included in the pre-tax loss for 1996 were merger expenses totaling $308.9 million related to the business combinations with Caremark, PPSI and several other entities, the major components of which are listed in notes to the audited consolidated financial statements included herein.

  Results of Operations for the Years Ended December 31, 1995 and 1994

     Net revenue for the year ended December 31, 1995 was $3,908.7 million, an increase of $999.7 million, or 34.4%, over the year ended December 31, 1994. The increase in net revenue resulted primarily from affiliation with new physician practices and the increase in PBM net revenue, which accounted for $240.1 million and $334.9 million of the increase in net revenue, respectively. Additional increases resulted from an increase in prepaid enrollees at existing affiliated physician practices. The most significant physician practice acquisition affecting this period was the Friendly Hills Healthcare Network which was acquired in May 1995. This acquisition accounted for 53% of the new practice revenue. The increase in PBM net revenue resulted from increases in covered lives due to new customer contracts and greater penetration of existing customers.

     Operating income grew 113.1% and 21.2% for 1995, compared to 1994, for the PPM and PBM service areas, respectively. This growth is the result of higher net revenues in both areas. The PPM service area also had a significant increase in operating margin, from 3.7% in 1994 to 5.2% in 1995, which resulted from the leveraging of fixed overhead expenses over a substantially larger revenue base, integration of operations and the impact of the varying margins of new physician practice affiliations. Operating income and margins declined in the corresponding periods for the specialty services areas as a result of pricing pressures for growth hormone products.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The future operating results and financial condition of the Company are dependent on the Company's ability to market its services profitably, successfully increase market share and manage expense growth relative to revenue growth. The future operating results and financial condition of the Company may be affected by a number of additional factors, including: the Company's growth strategy, which involves the ability to raise the capital required to support growth, competition for expansion opportunities, integration risks and dependence on HMO enrollee growth; efforts to control healthcare costs; exposure to professional liability; and pharmacy licensing, healthcare reform and government regulation. Changes in one or more of these factors could have a material adverse effect on the future operating results and financial condition of the Company.

     The Company completed the acquisition of Caremark in September 1996. There are various Caremark legal matters which, if materially adversely determined, could have a material adverse effect on the Company's operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1997, and December 31, 1996, the Company had working capital of $277.8 and $226.4 million, respectively, including cash and cash equivalents of $134.2 and $127.4 million, respectively. For the six-month period ended June 30, 1997, cash flow from continuing operations was $101.2 million. Cash flow from continuing operations for the fiscal years ended December 31, 1996, 1995 and 1994 was $176.5 million, $147.0 million and $52.4 million, respectively.

     For the six-month period ended June 30, 1997 and the fiscal year ended December 31, 1996, respectively, the Company invested $150.5 and $160.5 million, respectively, in acquisitions of the assets of physician practices and $37.4 and $126.9 million, respectively, in property and equipment. These expenditures were funded by approximately $39.5 and $271.9 million, respectively, derived from equity proceeds and $149.4 and $124.4 million, respectively, in net incremental borrowings. For the six months ended June 30, 1996 the Company invested $104.3 million in acquisitions of the assets of physician practices and $72.1 million in property and equipment. These expenditures were funded by a portion of the $224.1 million derived from a stock offering in March 1996. For the year ended December 31, 1995, the Company invested $212.1 million in acquisitions of the assets of physician practices and $128.4 million in property and equipment. These expenditures were funded by approximately $100.4 million derived from equity proceeds and $69.5 million in net incremental borrowings. For the year ended December 31, 1994, the Company's investing activities totaled $261.0 million, which was composed primarily of $134.7 million related to practice acquisitions and $106.2 million related to the purchase of property and equipment. These expenditures were funded by $150.1 million derived from equity proceeds and $225.0 million in net incremental borrowings. Investments in acquisitions and property and equipment are anticipated to continue to be substantial uses of funds in future periods.

     The Company entered into the $1 billion Credit Facility, which became effective simultaneously with the closing of the Caremark acquisition, on September 5, 1996, replacing its then existing credit facility. At the Company's option, pricing on the Credit Facility is based on either a debt to cash flow test or the Company's senior debt ratings. No principal is due on the facility until its maturity date of September 2001. As of June 30, 1997, there was $383.0 million outstanding under the facility. The Credit Facility contains affirmative and negative covenants which include requirements that the Company maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio and maximum indebtedness to cash flow), and establishes certain restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $75 million and for which more than half of the consideration is to be paid in cash. The Credit Facility is unsecured but provides a negative pledge on substantially all assets of the Company. As of June 30, 1997, the Company was in compliance with the covenants in the Credit Facility.

     Effective October 8, 1996, the Company completed a $450 million senior note offering. These ten-year notes carry a coupon rate of 7 3/8%. The notes are not redeemable by the Company prior to maturity and are not entitled to the benefit of any mandatory sinking fund. The notes are general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. The notes are rated BBB/Baa3 by Standard & Poors and Moody's Investor Services, respectively. The Company is the only physician practice management company to earn an investment grade debt rating. Net proceeds from the offering were used to reduce amounts under the Credit Facility.

     On October 30, 1996, the Company completed its tender offer for Caremark's $100 million 6 7/8% notes due August 15, 2003. Of the $100 million principal amount of such notes outstanding, $99.9 million principal amount were tendered and purchased. The total consideration for each $1,000 principal amount of outstanding notes tendered was $1,017.72.

     The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, the use of the Company's Common Stock for selected practice and other acquisitions, the issuances of the Securities and the Notes and available borrowings under the $1.0 billion Credit Facility or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

RECENT DEVELOPMENTS

     On August 20, 1997, the Company commenced a cash tender offer to purchase all of the issued and outstanding common stock, par value $.01 per share, of Talbert at a price of $63.00 net per share, in cash, or an aggregate acquisition price of approximately $200 million. Talbert Medical Management Holdings Corporation ("Talbert") is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five southwestern states. The Talbert acquisition will be accounted for as a purchase transaction, and is subject to the normal conditions for a transaction of this kind, including the tender of a minimum number of shares of Talbert common stock and compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

     On July 1, 1997, the Company announced that a settlement had been reached in the Coram litigation pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with its acquisition of Caremark's home infusion therapy business and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The Company recognized an after-tax charge of $75.4 million during the second quarter of 1997 related to this settlement.

     In June 1997, the Company acquired InPhyNet, a publicly traded PPM company based in Fort Lauderdale, Florida and specializing in HBP operations and correctional care in exchange for approximately 19.3 million shares of the Company's Common Stock having a total value of approximately $413 million, creating the largest HBP group in the United States with over 2,200 physicians.

     In June 1997, the Company also acquired Fischer Mangold, a California-based contract management group providing administrative management and physician staffing to 28 hospital clients in 11 states.

     In May 1997, the Company acquired the business assets and assumed the liabilities of most of the operations of APMC, a PPM Company and affiliate of Aetna Inc. based in Glastonbury, Connecticut. For accounting purposes, this acquisition is being treated as an asset purchase. As a part of this acquisition, the Company entered into a 10-year Master Network Agreement with Aetna U.S. Healthcare, pursuant to which the members of the Company's networks of affiliated physicians will be authorized providers for many of the 14 million members of Aetna U.S. Healthcare's health plan.

QUARTERLY RESULTS (UNAUDITED)

     The following tables set forth certain unaudited quarterly financial data for 1995, 1996 and the first two quarters of 1997. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of normal recurring items) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                QUARTER ENDED
                        ----------------------------------------------------------------------------------------------
                        MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,     JUNE 30,    SEPTEMBER 30,
                          1995        1995          1995            1995          1996         1996          1996
                        ---------   ---------   -------------   ------------   ----------   ----------   -------------
                                                                (IN THOUSANDS)
Net revenue...........  $876,747    $ 961,290    $1,016,228     $ 1,054,452    $1,237,715   $1,286,692    $1,313,019
Operating expenses....   836,052      915,796       963,265         993,816     1,181,064    1,226,971     1,246,846
  Net interest
    expense...........     6,551        2,549         5,883           4,131         7,030        4,158         5,395
  Merger expenses.....        --        1,051         3,473          64,540        34,448          250       263,000
  Losses on
    investments.......        --           --            --          86,600            --           --            --
  Other, net..........      (406)           5           (27)            236          (107)          51           328
                        --------    ---------    ----------     -----------    ----------   ----------    ----------
Income (loss) from
  continuing
  operations before
  income taxes........    34,550       41,889        43,634         (94,871)       15,280       55,262      (202,550)
  Income tax expense
    (benefit).........    12,876       15,729        17,644         (53,236)        8,878       19,271       (53,423)
                        --------    ---------    ----------     -----------    ----------   ----------    ----------
Income (loss) from
  continuing
  operations..........    21,674       26,160        25,990         (41,635)        6,402       35,991      (149,127)
Discontinued
  operations:
  Income (loss) from
    discontinued
    operations........    (2,605)    (144,011)       (5,791)        (15,935)      (71,221)          --            --
  Net gains (losses)
    on sales of
    discontinued
    operations........    10,895       (3,810)           --          24,729         2,523           --            --
                        --------    ---------    ----------     -----------    ----------   ----------    ----------
Income (loss) from
  discontinued
  operations..........     8,290     (147,821)       (5,791)          8,794       (68,698)          --            --
                        --------    ---------    ----------     -----------    ----------   ----------    ----------
      Net income
        (loss)........  $ 29,964    $(121,661)   $   20,199     $   (32,841)   $  (62,296)  $   35,991    $ (149,127)
                        ========    =========    ==========     ===========    ==========   ==========    ==========

                                    QUARTER ENDED
                        --------------------------------------
                        DECEMBER 31,   MARCH 31,     JUNE 30,
                            1996          1997         1997
                        ------------   ----------   ----------

Net revenue...........   $1,384,593    $1,467,933   $1,560,600
Operating expenses....    1,308,128     1,386,301    1,467,029
  Net interest
    expense...........        8,132         9,781       12,549
  Merger expenses.....       11,247            --       59,434
  Losses on
    investments.......           --            --           --
  Other, net..........       (1,347)           --           --
                         ----------    ----------   ----------
Income (loss) from
  continuing
  operations before
  income taxes........       58,433        71,851       21,588
  Income tax expense
    (benefit).........       28,489        27,454       19,540
                         ----------    ----------   ----------
Income (loss) from
  continuing
  operations..........       29,944        44,397        2,048
Discontinued
  operations:
  Income (loss) from
    discontinued
    operations........           --            --      (75,434)
  Net gains (losses)
    on sales of
    discontinued
    operations........           --            --           --
                         ----------    ----------   ----------
Income (loss) from
  discontinued
  operations..........           --            --      (75,434)
                         ----------    ----------   ----------
      Net income
        (loss)........   $   29,944    $   44,397   $  (73,386)
                         ==========    ==========   ==========

     The Company's historical unaudited quarterly financial data have been restated to include the results of all businesses acquired prior to June 30, 1997 that were accounted for as poolings of interests (collectively, the "Mergers"). The Company's Quarterly Reports on Form 10-Q set forth below were filed prior to the Mergers and thus, differ from the amounts for the quarters included herein. The differences caused solely by the operation of the merged companies are summarized as follows:

                                                                        QUARTER ENDED
                           -------------------------------------------------------------------------------------------------------
                               MARCH 31, 1996             JUNE 30, 1996           SEPTEMBER 30, 1996           MARCH 31, 1997
                           -----------------------   -----------------------   ------------------------   ------------------------
                           FORM 10-Q   AS RESTATED   FORM 10-Q   AS RESTATED   FORM 10-Q    AS RESTATED   FORM 10-Q    AS RESTATED
                           ---------   -----------   ---------   -----------   ----------   -----------   ----------   -----------
                                                                       (IN THOUSANDS)
Net revenue..............  $332,549    $1,237,715    $360,398    $1,286,692    $1,182,015   $1,313,019    $1,332,271   $1,467,933
Income (loss) from
  continuing operations
  before income taxes....   (21,435)       15,280      16,153        55,262      (207,168)    (202,550)       65,411       71,851
Income tax expense
  (benefit)..............    (5,935)        8,878       6,129        19,271       (55,634)     (53,423)       24,925       27,454
Loss from discontinued
  operations.............        --       (68,698)         --            --            --           --            --           --
Net income (loss)........  $(15,500)   $  (62,296)   $ 10,024    $   35,991    $ (151,534)  $ (149,127)   $   40,486   $   44,397

        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MEDPARTNERS, INC.

                                                                                                PAGE
                                                                                                NUMBER
                                                                                                ------
MEDPARTNERS, INC.
Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . .       23
Consolidated Balance Sheets as of December 31, 1995 and 1996 . . . . . . . . .  . . . . . .       24
Consolidated Statements of Operations for the years ended December 31, 1994, 1995
  and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . .       25
Consolidated Statements of Stockholders' Equity for the years ended December 31,
  1994, 1995 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995
  and 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .       28

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



Board of Directors
MedPartners, Inc.

    We have audited the accompanying consolidated balance sheets of MedPartners, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MedPartners, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



Birmingham, Alabama
August 25, 1997

                                                    ERNST & YOUNG LLP

                                MEDPARTNERS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -----------------
                                                              1995         1996
                                                              ----         ----
                                                              (IN THOUSANDS)

                          ASSETS
  Current assets:
    Cash and cash equivalents..........................  $    87,581  $   127,397
    Marketable securities..............................       35,567           --
    Accounts receivable, less
     allowances for bad debts of
     $102,119 in 1995 and $143,449 in 1996.............      576,544      660,150
    Inventories........................................      122,337      150,586
    Deferred tax assets, net...........................       97,040       52,261
    Income tax receivable..............................        2,229        2,496
    Prepaid expenses and other current assets..........       46,179       69,225
                                                         -----------  -----------
       Total current assets............................      967,477    1,062,115
  Property and equipment, net..........................      469,966      516,769
  Intangible assets, net...............................      397,071      686,975
  Deferred tax asset, net..............................           --       18,333
  Other assets.........................................       93,316      138,928
  Net assets of discontinued operations................       36,300           --
                                                         -----------  -----------
       Total assets....................................  $ 1,964,130  $ 2,423,120
                                                         ===========  ===========

           LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable...................................  $   288,572  $   288,023
    Other accrued expenses and liabilities.............      242,363      404,334
    Accrued medical claims payable.....................       52,434      114,753
    Notes payable......................................       81,900           --
    Current portion of long-term debt..................       16,042       28,596
                                                         -----------  -----------
       Total current liabilities.......................      681,311      835,706
  Long-term debt, net of current portion...............      541,391      715,996
  Other long-term liabilities..........................       42,053       34,010
  Deferred tax liabilities, net........................       24,933           --
  Contingencies (Note 13)
  Stockholders' equity:
    Common stock, $.001 par value; 400,000 shares
     authorized, issued-- 164,905 in 1995 and 183,950
     in 1996...........................................          165          184
    Additional paid-in capital.........................      541,230      855,162
    Notes receivable from stockholders.................       (1,930)      (1,665)
    Unrealized gain on marketable securities, net of
     taxes.............................................          149          --
    Unamortized deferred compensation..................       (2,682)         --
    Shares held in trust, 9,317 in 1995 and 1996.......     (150,200)    (150,200)
    Retained earnings..................................      287,710      133,927
                                                         -----------  -----------
       Total stockholders' equity......................      674,442      837,408
                                                         -----------  -----------
       Total liabilities and stockholders' equity......  $ 1,964,130  $ 2,423,120
                                                         ===========  ===========

          See accompanying notes to consolidated financial statements.

                                MEDPARTNERS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                        1994          1995          1996
                                                    ------------  ------------  --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net revenue.......................................   $ 2,909,024   $ 3,908,717   $ 5,222,019
Operating expenses:
  Clinic expenses.................................     1,200,291     1,785,564     2,683,107
  Non-clinic goods and services...................     1,365,203     1,688,075     2,019,895
  General and administrative expenses.............       169,273       172,896       173,428
  Depreciation and amortization...................        44,384        62,394        86,579
  Net interest expense............................        16,214        19,114        24,715
  Merger expenses.................................            --        69,064       308,945
  Losses on investments...........................            --        86,600            --
  Other, net......................................          (143)         (192)       (1,075)
                                                     -----------   -----------   -----------
       Income (loss) from continuing operations
         before income taxes......................       113,802        25,202       (73,575)
Income tax expense (benefit)......................        50,292        (6,987)        3,215
                                                     -----------   -----------   -----------
       Income (loss) from continuing operations...        63,510        32,189       (76,790)
Discontinued operations:
  Income (loss) from discontinued
     operations, net of taxes of $18,000,
     $(72,100) and $(35,849) in 1994,
     1995 and 1996, respectively..................        25,902      (168,342)      (71,221)
  Net gains on sales of discontinued operations...            --        31,814         2,523
                                                     -----------   -----------   -----------
          Income (loss) from discontinued
          operations..............................        25,902      (136,528)      (68,698)
                                                     -----------   -----------   -----------
Net income (loss).................................   $    89,412   $  (104,339)  $  (145,488)
                                                     ===========   ===========   ===========
Earnings per common and common equivalent shares
  outstanding:
  Income (loss) from continuing operations........   $      0.43   $      0.20   $     (0.44)
  Income (loss) from discontinued operations......          0.18         (0.86)        (0.39)
                                                     -----------   -----------   -----------
Net income (loss).................................   $      0.61   $     (0.66)  $     (0.83)
                                                     ===========   ===========   ===========
Weighted average common and common equivalent
  outstanding.....................................       146,773       158,109       174,269
                                                     ===========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                                MEDPARTNERS, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           YEAR ENDED DECEMBER 31,
                                                        1994        1995        1996
                                                     ----------  ----------  -------
                                                              (IN THOUSANDS)
 COMMON STOCK:
  Balance, beginning of year.......................  $     121  $      136  $      165
  Beginning balance of immaterial
    poolings of interests entities................          --           1           6
  Common stock issued and capital contributions....         11          10          10
  PPSI common stock issued during the two
    months ended December 31, 1995..................        --          --           1
  Conversion of preferred stock....................         --           7          --
  Stock issued in connection with acquisitions.....          4           2           2
  Contributions to employee benefit trust..........         --           9          --
                                                     ---------  ----------  ----------
  Balance, end of year.............................        136         165         184
 ADDITIONAL PAID-IN-CAPITAL:
  Balance, beginning of year.......................    154,506     246,494     541,230
  Beginning balance of immaterial poolings
    of interests entities..........................         --           6         620
  PPSI common stock issued during the two
    months ended December 31, 1995.................         --          --         588
  Common stock issued and capital contributions....     83,479     115,027     226,190
  Capital distributions............................    (18,743)    (30,970)         --
  Exercise of stock options........................        802       2,335      46,654
  Deferred compensation on issuance of options.....      4,350          --          --
  Transfer of predecessor company retained
    earnings to additional paid in capital
    upon conversion from an S to a C Corporation...     16,277       1,780
  Conversion of preferred stock....................         --      19,994          --
  Stock issued in connection with acquisitions.....      5,823      36,373      39,880
  Contribution to employee benefit trust...........         --     150,191          --
                                                     ---------  ----------  ----------
  Balance, end of year.............................    246,494     541,230     855,162
 NOTES RECEIVABLE FROM STOCKHOLDERS:
  Balance, beginning of year.......................     (2,396)     (2,349)     (1,930)
  Net change in notes receivable from stockholders.         47         419         265
                                                     ---------  ----------  ----------
  Balance, end of year.............................     (2,349)     (1,930)     (1,665)
 UNREALIZED GAIN (LOSS) ON MARKETABLE SECURITIES:
  Balance, beginning of year.......................       (163)         17         149
  Unrealized gain (loss) on marketable
    securities, net of taxes.......................        180         132        (149)
                                                     ---------  ----------  -----------
  Balance, end of year.............................         17         149          --

 UNAMORTIZED DEFERRED COMPENSATION:
  Balance, beginning of year.......................         --      (3,552)     (2,682)
  Amortization of deferred compensation............        798         870       2,682
  Deferred compensation on issuance of options.....     (4,350)         --          --
                                                     ---------  ----------  ----------
  Balance, end of year.............................     (3,552)     (2,682)         --
 SHARES HELD IN TRUST:
  Balance, beginning of year.......................         --          --    (150,200)
  Contribution to employee benefit trust...........         --    (150,200)         --
                                                     ---------  ----------  ----------
  Balance, end of year.............................         --    (150,200)   (150,200)
 RETAINED EARNINGS:
  Balance, beginning of year.......................    338,971     404,172     287,710
  Beginning balance of immaterial poolings of
    interests entities.............................         --       1,472        (238)
  Net income (loss)................................     89,412    (104,339)   (145,488)
  Adjustment to reflect change in accounting
    method for equity investments..................        696
  Dividends and distributions paid.................    (14,289)    (11,815)         --
  Transfer of predecessor company retained
    earnings to additional paid in capital
    upon conversion from an S to a C Corporation...    (16,277)     (1,780)
  Pro forma tax provision of pooled entities.......      5,659          --          --
  Net loss for two months ended December 31,
    1995 for PPSI..................................         --          --      (8,057)
  Balance, end of year.............................  ---------  ----------  ----------
                                                       404,172     287,710     133,927
                                                     ---------  ----------  ----------
          Total stockholders' equity...............  $ 644,918  $  674,442  $  837,408
                                                     =========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                                MEDPARTNERS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                           1994         1995          1996
                                                       ------------ ------------  -----------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM CONTINUING OPERATIONS:
Income (loss) from continuing operations............   $   63,510   $   32,189   $   (76,790)
Adjustments for non-cash items:
  Depreciation and amortization.....................       44,384       62,394        86,579
  Provision (benefit) for deferred taxes............       12,725      (68,422)      (36,056)
  Merger expenses...................................           --       69,064       308,945
  Loss on sale of investments.......................           --       86,600            --
  Other.............................................        9,394        1,505         1,161
Changes in operating assets and liabilities,
  net of effects of acquisitions....................      (77,626)     (36,337)     (107,342)
                                                       ----------   ----------   -----------
     Net cash and cash equivalents provided by
       continuing operations........................       52,387      146,993       176,497
Investing activities:
  Cash paid for merger expense......................           --      (53,600)     (143,285)
  Net cash used to fund acquisitions................     (134,749)    (212,063)     (160,485)
  Additions to intangibles..........................           --       (7,235)      (19,515)
  Purchase of property and equipment................     (106,156)    (128,428)     (126,873)
  (Purchases) proceeds of marketable securities.....      (17,560)       1,636        27,558
  Other.............................................       (2,554)       1,964         1,083
                                                       ----------   ----------   -----------
     Net cash and cash equivalents used
       in investing activities......................     (261,019)    (397,726)     (421,517)
Financing activities:
  Common stock issued and capital contributions.....      150,109      100,380       271,882
  Capital distributions.............................      (21,045)     (37,771)           --
  Proceeds from debt................................      283,414      182,880     1,791,198
  Repayment of debt.................................      (58,384)    (113,418)   (1,666,775)
  Dividends and distributions paid..................      (18,243)      (9,355)           --
  Other.............................................           68           (3)          266
                                                       ----------   ----------   -----------
     Net cash and cash equivalents provided
       by financing activities......................      335,919      122,713       396,571
Cash flow from discontinued operations, net of
  divestiture proceeds.............................      (180,000)     114,500      (115,835)
                                                       ----------   ----------   -----------
                                                          (52,713)     (13,520)       35,716
Net (decrease) increase in cash and cash equivalents
Cash and cash equivalents at beginning of year......      153,814      101,101        88,386
Beginning cash and cash equivalents of
  immaterial poolings of interests entities.........           --           --         3,295
                                                       ----------   ----------   -----------
Cash and cash equivalents at end of year............   $  101,101   $   87,581   $   127,397
                                                       ==========   ==========   ===========
Supplemental Disclosure of Cash Flow Information
  Cash paid received) during the period for:
     Interest.......................................   $   19,546   $   35,204   $    42,979
                                                       ==========   ==========   ===========
     Income taxes...................................   $   30,664   $   24,939   $   (16,848)
                                                       ==========   ==========   ===========

    Non-cash investing activities include notes and other obligations issued for acquisitions of $1.8 and $30.8 million in 1994 and 1995, respectively, and $123.6 million in notes and other securities received from divestitures in 1995. Non-cash financing activities include the issuance of $55.1 and $39.9 million of stock for acquisitions in 1995 and 1996, respectively.

          See accompanying notes to consolidated financial statements.

                                MEDPARTNERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

1. ACCOUNTING POLICIES

    Description of Business

    MedPartners, Inc. (The "Original Predecessor") was incorporated in January 1993, and affiliated with its initial physician practice in November 1993. Mullikin Medical Enterprises, L.P. ("MME") was formed by the merger of several physician partnerships in 1994, and the original business was organized in 1957. MedPartners/Mullikin, Inc. was formed as a result of the November 1995 business combination between the Original Predecessor and MME. In February and September of 1996, MedPartners/Mullikin, Inc. combined with Pacific Physician Services, Inc. ("PPSI") and Caremark International Inc. ("Caremark"), respectively. These business combinations were accounted for as poolings of interests. The combined companies were renamed MedPartners, Inc. (herein referred to as the "Company" or "MedPartners") in conjunction with the business combination with Caremark. In June 1997, MedPartners combined with InPhyNet Medical Management Inc. ("InPhyNet") in a business combination accounted for as a pooling of interests. The financial information referred to in this discussion reflects the combined operations of these entities and several additional immaterial entities accounted for as poolings of interests.

    MedPartners is the largest physician practice management ("PPM") company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and independent practice association ("IPA") physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients. The Company also operates one of the largest independent prescription benefit management ("PBM") programs in the United States and provides disease management services and therapies for patients with certain chronic conditions.

    The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to prepaid payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. In addition, MedPartners contracts with health maintenance organizations and other third-party payors that compensate the Company and its affiliated physicians on a prepaid basis (collectively "HMOs"), hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

    The Company also contracts with various state and local government agencies and the United States Department of Defense to provide medical services. The Company's contracts with the Department of Defense provide for payment to the Company based on the number of patient visits or the number of hours worked. The Company is at risk for the medical services provided if the number of patient visits or hours worked exceed certain limits as defined in the contracts.

    The Company provides comprehensive medical services, including mental health and dental services, to inmates in various state and local correctional institutions. The Company provides primary care physician services directly and typically subcontracts other services with hospitals and medical specialists on either a capitated or discounted fee-for-service basis.

    The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through equity exchange, or by affiliation on a contractual basis. The Company enters into long-term practice management agreements with the affiliated physicians that provide for the management of their practices by the Company while at the same time providing for the clinical independence of the physicians.

    The Company also manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses national prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a national network of retail pharmacies. The Company is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to the affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

Basis of Presentation

    The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its subsidiaries. The Company also consolidates professional corporations (PCs) in which it obtains a controlling financial interest by virtue of a long-term practice management agreement (and, in some cases, a transfer agreement) between a wholly-owned subsidiary of the Company and the PC.

    Where there is a transfer agreement with the PC, it enables the Company to require the stockholder(s) of the PC, at any time and for any reason, to transfer, at a nominal price, shares of the PC to a transferee selected by the Company. Where such agreements exist, the physician-stockholders of the PC are, as a general rule, designated by the Company and are senior members of the Company's management. Because each stockholder of the PC is the Company's nominee, whom the Company can replace at will, the transfer agreement provides the Company with unilateral control.

    Contracts with hospitals and payors for the provision of medical services which are entered into directly between the hospitals or the payor (e.g., HMOs and health plans) and the Company or a wholly-owned subsidiary of the Company, contributed approximately 70% of the Company's 1996 PPM revenue (40% of consolidated revenue, since PPM revenue comprised 57% of consolidated revenue, and PBM and Specialty Services comprised the remaining 43%). In these cases, the contractual revenue is earned by the Company or a legal subsidiary of the Company. In some cases, the Company contracts with its PCs to provide medical services under these payor or hospital contracts. The Company consolidates these PCs by virtue of its rights under a practice management agreement and, in most cases, a transfer agreement. The PCs do not have any external revenue because, as noted above, all revenue is generated through contracts with the Company. Consolidation of these PCs, therefore, does not materially affect the Company's consolidated financial statements.

    For PCs that have directly entered into contracts with payors and/or that have the right to receive payment directly from payors for the provision of medical services in the Company's clinics, the Company consolidates these PCs because it obtains a controlling financial interest solely by virtue of a long-term practice management agreement with the PC (the Company generally does not have a transfer agreement with these types of PCs). The revenue earned by these PCs represented 30% of PPM revenue (17% of consolidated revenue) during 1996. Practice management agreements with PCs that hold payor contracts and/or the right to receive payment directly from payors provide three general types of financial arrangements regarding the compensation of the physician-stockholders of those PCs.

    PCs that contributed 8% of PPM revenue (5% of consolidated revenue) during 1996 have practice management agreements that provide the physician-stockholders a negotiated fixed dollar amount. At the Company's sole discretion, the physicians are eligible to receive a bonus paid by the Company based on performance criteria and goals. The amount of any discretionary bonus is determined solely by the Company's management and is not directly correlated to clinic revenue or gross profit. To the extent the clinic's net revenue increases or decreases under these practice management agreements, physician compensation will also increase or decrease, pro rata, based on the practice's compensation as a percentage of the clinic net revenue.

    PCs that contributed 14% of PPM revenue (8% of consolidated revenue) during 1996 have practice management agreements that compensate the physician-stockholder on a fee-for-service basis. The respective clinics generally earn revenue on a fee for service basis, and physician compensation typically represents between 40 and 70 percent of the clinic's net revenue.

    PCs that contributed 8% of PPM revenue (4% of consolidated revenue) during 1996 provided physician-stockholders with a salary, plus bonus, and a profit-sharing payment of a percentage of the clinic's net income (i.e., contractual revenue less base physician compensation, bonus and clinic expenses).

    Under these various types of agreements, revenue is assigned to the Company by the PC. The Company is responsible for the billing and collection of all revenue for services provided at its clinics, as well as for paying all expenses, including physician compensation. The Company compensates the PCs, which in turn compensate the physicians. The Company is not reimbursed for the clinic expenses, rather it is responsible and at risk for all such expenses. In effect, the Company retains any residual from the operations of its PCs (and funds any deficit). No earnings accumulate in its PCs or are available for the payment of dividends to the physician-stockholders. In addition, the legal owners of its PCs do not have a substantive capital investment that is at risk and the Company has substantially all of the capital at risk. Based on the terms of the practice management agreement, there is no economic value attributable to the capital stock of those PCs.

    The Company's practice management agreements with its PCs are long-term. The practice management agreements include the following provisions: (i) the initial term is 20 to 40 years; (ii) renewal provisions call for automatic and successive extension periods; (iii) the PCs cannot unilaterally terminate their agreements with the Company unless the Company fails to cure a breach of its contractual responsibilities thereunder within 30 days after notification of such breach; (iv) the Company is obligated to maintain a continuing investment of capital; (v) the Company employs the non-physician personnel of its PCs, and;
(vi) the Company assumes full responsibility for the operating expenses of the PC in return for an assignment of the PC's revenue.

    The Company has unilateral control over its PCs because the practice management agreements provide the following: (i) the Company has exclusive authority over all operating decision making (except for the dispensing of medical services); (ii) the Company has the exclusive authority to negotiate and execute contracts on behalf of its PCs: (iii) the Company has the exclusive authority to establish and approve operating and capital budgets of its PCs, including establishing total amounts to be paid to the physicians (budgets are established with the advice of an Advisory Board composed of physicians and members of the Company's management); (iv) the Company has the authority to hire, assign and terminate non-medical personnel employed by its PCs; (v) the practice management agreement establishes guidelines for the selection, hiring and termination of physicians by its PCs, and the Company recruits candidates for physician openings; (vi) the physician-stockholders of its PCs are required to cooperate with the Company to expand their respective practices at the Company's direction; (vii) where the physicians are eligible for bonuses, determination of the amount of the bonus is within the sole discretion of the Company; (viii) the Company manages and administers all business functions of its PCs, including billing and collecting all medical service revenue, paying all expenses and purchasing all capital assets; (ix) the Company receives an assignment from its PCs of all rights to receive revenue from the provision of medical services; (x) the Company owns all the operational and depository accounts and has total control of all cash deposits related to clinic revenue;
(xi) under an assignment, the Company owns all of its PCs' accounts receivable;
(xii) the Company contracts for the provision of medical care with each of its PCs and not with individual physicians; and (xiii) the Company performs the negotiations and controls the implementation and administration of all payor contracts. The execution of any contracts on behalf of the Company's PCs by physician-stockholders of those PCs is simply perfunctory. The approval of the physician-stockholders of the PC is required with respect to the financial and operational actions of the PC only in rare and isolated cases. In all circumstances, the rights of the legal owners of the PC are protective in nature and do not allow the legal owners of the PC to participate in the control of the PC in any substantive fashion.

Use of Estimates

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

Cash Equivalents

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts of all cash and cash equivalents approximate fair value.

Marketable Securities

    Effective August 1, 1994, the Company adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories: held-to-maturity, trading and available-for-sale. Based on the nature of the assets held by the Company and management's investment strategy, the Company's investments have been classified as available-for-sale.

    Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity unless a decline in value is judged other than temporary. When this is the case, unrealized losses are reflected in the results of operations. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based on the specific identification method.

Inventories

    Inventories, which are primarily finished goods, consist of pharmaceutical drugs, medical equipment and supplies and are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

    Property and equipment are stated at cost, which for the used assets being acquired is usually determined by an independent appraisal. Depreciation of property and equipment is calculated using either the declining balance or the straight-line method over the shorter of the estimated useful lives of the assets or the term of the underlying leases. Estimated useful lives range from 3 to 10 years for equipment, 10 to 20 years for leasehold improvements and 10 to 40 years for buildings and improvements based on type and condition of assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

    Interest costs associated with the construction of certain capital assets are capitalized as part of the cost of those assets. Interest costs approximating $4.3 million were capitalized in 1996. The Company also capitalizes purchased and internally developed software costs to the extent they are expected to benefit future operations.

Intangible Assets

    Excess of cost over fair value of assets acquired (goodwill) is being amortized using the straight-line method over terms of the related practice management agreements, generally 20 to 40 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of the goodwill is reduced by the estimated shortfall of cash flows. Costs of obtaining practice management agreements are capitalized as incurred and are amortized using the straight-line method. These costs include all direct costs of obtaining such agreements, which include such items as filing fees, legal fees and travel and related development costs. The Company has elected to amortize these costs over a period not to exceed the term of the related practice management agreements. Other intangible assets include costs associated with obtaining long-term financing, which are being amortized, and included in interest expense, systematically over the terms of the related debt agreements.

Restatement of Financial Statements

    The Company has merged with several entities during 1996 and 1997 in transactions that were accounted for as poolings of interests. Accordingly, the financial statements for all periods prior to the effective dates of these mergers have been restated to include these entities (see Note 11).

Income Taxes

    The Company is a corporation subject to federal and state income taxes. Deferred income taxes are provided for temporary differences between financial and income tax reporting relating primarily to net operating losses which must be carried forward to future periods for income tax reporting purposes.

    Prior to the poolings of interests noted previously, several entities were S Corporations and MME and related real estate entities were partnerships and were therefore not subject to federal and state income taxes. Pro forma income tax provisions are reflected in income tax expense in the consolidated statements of operations for 1994 to provide for additional federal and state income taxes which would have been incurred had these entities been taxed as C Corporations. The pro forma income tax expense included in 1994 operations was $8.5 million.

Net Revenue

    Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

    During 1994, 1995 and 1996, approximately 7% of net revenue was received from governmental programs. Governmental programs pay physician services based on fee schedules which are determined by the related government agency.

    The Company has contracts with various managed care organizations to provide physician services based on negotiated fee schedules. Under various contracts with HMOs, capitation is received to cover all physicians and hospital services needed by the HMO members. Capitation payments are recognized as revenue on the accrual basis, and represent approximately 24%, 28% and 31% of the Company's total net revenue in 1994, 1995 and 1996, respectively. Liabilities for physician services provided and hospital services incurred are accrued in the month services are rendered. The provision for accrued claims payable, which represents the amount payable for services incurred by patients not yet paid, is validated by actuarial review. Management believes that the provision at December 31, 1996 is adequate to cover claims which will ultimately be paid.

Reclassifications

    Certain prior-year balances have been reclassified to conform with the current year's presentation. Such reclassifications had no material effect on the previously reported consolidated financial position, results of operations or cash flows of the Company.

Fiscal Year

    At January 1, 1996, PPSI changed its fiscal year-end from July 31 to December 31. Amounts consolidated for PPSI prior to January 1, 1996 were based on an October 31 year-end. As a result, the consolidated financial statements for the years ended December 31, 1994 and 1995 include the 12 months of operations of PPSI for the years ended October 31, 1994 and 1995.

Stock Option Plans

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans. The Company applies APB 25 and related interpretations in accounting for its plans because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Impairment of Long-Lived Assets

    Effective December 31, 1995, the Company adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Statement also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 is applicable for most long-lived assets, identifiable intangibles and goodwill related to those assets; it does not apply to financial instruments and deferred taxes. Management has determined that long-lived assets are fairly stated in the accompanying balance sheets, and that no indicators of impairment are present. In accordance with the new rules, the Company's prior year financial statements have not been restated to reflect the change in accounting principle.

2. DISCONTINUED OPERATIONS

    During 1995, Caremark divested several non-strategic businesses. In accordance with APB 30, which addresses the reporting for disposition of business segments, the Company's Consolidated Financial Statements present the operating results and net assets of discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation.

    Effective March 31, 1995, Caremark sold its Clozaril(R) Patient Management System to Health Management, Inc. for $23.3 million in cash and notes. This business involved managing the care of schizophrenia patients nationwide through the distribution of the Clozaril drug and related testing services to monitor patients for potentially serious side effects. Net revenue of this business was $12.3 million for the three months ended March 31, 1995 and $84.0 million for the year ended December 31, 1994. The after-tax gain on disposition of this business was $11.1 million.

    Effective April 1, 1995, Caremark sold its home infusion business to Coram Healthcare Corporation ("Coram") for $309 million in cash and securities, subject to post-closing adjustments based on the net assets transferred. The sale included Caremark's home intravenous infusion therapy, women's health services and the Home Care Management System. Certain severance and legal obligations remained with Caremark (see Note 13). Net revenue of this business was $96.1 million for the period ended April 1, 1995 and $441.9 million for the year ended December 31, 1994. The after-tax loss on disposition of this business was $4.0 million. In 1995 net losses from this business reflected in discontinued operations include $154.8 million related to the legal settlement discussed in Note 13.

    Effective September 15, 1995, Caremark sold its Oncology management services business to Preferred Oncology Networks of America, Inc., for securities valued at $3.6 million. The business provides management services to single-specialty oncology practices. Net revenue of this business for the 1995 period up to the date of sale was $8.9 million and $29.4 million for the year ended December 1994. There was no after-tax gain or loss on the disposition.

    Effective December 1, 1995, Caremark sold its Caremark Orthopedic Services, Inc. subsidiary to HealthSouth Corporation for $127.0 million in cash, subject to post-closing adjustments. This business provides outpatient physical therapy and rehabilitation services. Net revenue of this business for the 1995 period up to the date of sale was $69.1 million and $55.8 million for the year ended December 31, 1994. The after-tax gain on disposition of this business was $24.7 million.

    Effective February 29, 1996, Caremark sold its Nephrology Services business to Total Renal Care, Inc. for $49.0 million in cash, subject to certain post-closing adjustments. The after-tax gain on disposition of this business, net of disposal costs, was $2.5 million, which was included in 1995 discontinued operations.

3. FINANCIAL INSTRUMENTS

    The Company's financial instruments include cash and cash equivalents, investments in marketable and non-marketable securities and debt obligations. The carrying value of marketable and non-marketable securities, which approximated fair value, was $84.1 and $44.9 million at December 31, 1995 and 1996, respectively. The carrying value of debt obligations was $168.6 and $450.0 million at December 31, 1995 and 1996, respectively. The fair value of these obligations approximated $156.4 and $451.9 million at December 31, 1995 and 1996, respectively. The fair value of marketable securities is determined using market quotes and rates. The fair value of non-marketable securities are estimated based on information provided by these companies. The fair value of long-term debt has been estimated using market quotes.

    During 1995, the Company recorded a pre-tax charge to income of $86.6 million ($52.0 million after tax) to reflect unrealized losses on investments that were judged other than temporary.

    Interest expense totaled $23.1, $32.9 and $35.6 million in 1994, 1995 and 1996, respectively. Interest income totaled $6.9, $13.8 and $10.9 million in 1994, 1995 and 1996, respectively.

4. INTANGIBLE ASSETS

    Goodwill, which totaled $355.5 and $640.1 million at December 31, 1995 and 1996, respectively, represents the excess of consideration paid for companies acquired in purchase transactions over the fair value of net assets acquired. Also included in intangible assets for the years ended December 31, 1995 and 1996 were organizational costs of $20.3 and $23.1 million, respectively. As of December 31, 1995 and 1996, intangible assets, including goodwill, are stated net of accumulated amortization of $29.2 and $56.7 million, respectively.

5. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                     DECEMBER 31,
                                               ----------------------
                                                  1995        1996
                                               ----------   ---------
                                                   (IN THOUSANDS)
    Land.....................................  $   38,498  $   54,340
    Buildings and leasehold improvements.....     193,262     186,406
    Equipment................................     325,226     409,911
    Construction in progress.................      81,879      91,923
                                               ----------  ----------
                                                  638,865     742,580
    Less accumulated depreciation and
    amortization.............................    (168,899)   (225,811)
                                               ----------  ----------
                                               $  469,966  $  516,769
                                               ==========  ==========

    The net book value of capitalized lease property approximated $9.8 and $11.1 million at December 31, 1995 and 1996, respectively. Capitalized software costs included in construction in progress approximated $56.5 million at December 31, 1996, the majority of which was placed into service on January 1, 1997.

6. LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                DECEMBER 31,
                                                           --------------------
                                                              1995       1996
                                                           ---------  ---------
                                                              (IN THOUSANDS)
     Advances under Credit Facility, due 2001............  $ 290,000  $ 213,000
     6 7/8% Senior Notes due 2003, less
       unamortized discount of $0.4 million..............     99,600         --
     Bonds Payable with interest at 7 3/8%,
       interest only paid semi-annually, due in 2006.....         --    450,000
     Convertible subordinated debentures with interest
       at 5.50%, interest only paid semi-annually,
       due in 2003.......................................     69,000         --
     Notes payable to physicians and stockholders
       in annual installments through 2001,
       interest rates ranging from 5% to 12%.............     15,329     14,118
     Other long-term notes payable.......................     70,758     49,221
     Capital lease obligations...........................     12,746     18,253
                                                           ---------  ---------
                                                             557,433    744,592
     Less amounts due within one year....................    (16,042)   (28,596)
                                                           ---------  ---------
                                                           $ 541,391  $ 715,996
                                                           =========  =========

    The Company entered into a $1 billion Revolving Credit and Reimbursement Agreement (the "Credit Facility"), which became effective simultaneously with the closing of the Caremark acquisition on September 5, 1996, replacing its then existing credit facility. At the Company's option, pricing on the Credit Facility is based on either a debt to cash flow test or the Company's senior debt ratings. No principal is due on the facility until its maturity date of September 2001. As of December 31, 1996, there was $213 million outstanding under the facility and the rate approximated 6.5%. The Credit Facility contains affirmative and negative covenants which, among other things, require the Company to maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio, maximum indebtedness to cash flow), and set certain restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $75 million and which have more than half of the consideration paid in cash. The Credit Facility is unsecured but provides a negative pledge on substantially all assets of the Company. As of December 31, 1996, the Company was in compliance with the covenants in the Credit Facility.

    Effective October 8, 1996, the Company completed a $450 million Senior Note offering. The ten year notes carry a coupon rate of 7 3/8%. Interest on the notes is payable semi-annually on April 1 and October 1 of each year. The notes are not redeemable by the

Company prior to maturity and are not entitled to the benefit of any mandatory sinking fund. The notes are general unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The notes are effectively subordinated to all existing and future secured indebtedness of the Company and to all existing and future indebtedness and other liabilities of the Company's subsidiaries. Net proceeds from the note offering were used to reduce amounts under the Credit Facility.

    On October 30, 1996, the Company completed its tender offer for Caremark's $100 million 6 7/8% notes due August 15, 2003. Of the $100 million principal amount of such notes outstanding, approximately $99.9 million principal amount were tendered and purchased. The total consideration for each $1,000 principal amount of outstanding notes tendered was $1,017.72.

    The following is a schedule of principal maturities of long-term debt as of December 31, 1996:

                                             (IN THOUSANDS)
                                             --------------
     1997..................................     $ 30,605
     1998..................................       17,964
     1999..................................        8,044
     2000..................................        6,449
     2001..................................      215,674
     Thereafter............................      469,984
     Amounts representing interest and
       discounts...........................       (4,128)
                                                --------
               Total.......................     $744,592
                                                ========

    Operating Leases: Operating leases generally consist of short-term lease agreements for professional office space where the medical practices are located and administrative office space. These leases generally have five-year terms with renewal options. The following is a schedule of future minimum lease payments under noncancelable operating leases as of December 31, 1996:

                          (IN THOUSANDS)
                          --------------
           1997.........     $ 80,367
           1998.........       80,419
           1999.........       63,614
           2000.........       53,314
           2001.........       44,920
           Thereafter...      170,794
                             --------
               Total....     $493,428
                             ========

7. INCOME TAX EXPENSE

    At December 31, 1996, the Company had a cumulative net operating loss ("NOL") carryforward for federal income tax purposes of approximately $184 million available to reduce future amounts of taxable income. If not utilized to offset future taxable income, the net operating loss carryforwards will expire on various dates through 2011.

    Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                     DECEMBER 31,
                                                ---------------------
                                                   1995       1996
                                                ---------  ----------
                                                   (IN THOUSANDS)
      Deferred tax assets:
        Merger/acquisition costs............... $  38,326  $  51,696
        Bad debts..............................    15,007     15,971
        Securities write-down..................    33,708         --
        Accrued and deferred compensation
         benefits..............................     6,780         --
        Accrued vacation.......................        --      5,427
        NOL carryforward.......................    23,970     72,484
        Alternative minimum tax credit
         carryforward..........................        --     20,195
        Other..................................    22,154     32,147
                                                ---------  ---------
      Gross deferred tax assets................   139,945    197,920
      Valuation allowance for deferred tax
        assets.................................    (1,249)    (2,419)
      Deferred tax liabilities
        State taxes............................     1,721      2,264
        Merger reserves........................        --      4,235
        Legal reserve..........................    26,800      4,400
        Shared risk receivable.................     7,182      7,135
        Securities write-down..................        --     13,449
        Excess tax depreciation................     2,974     30,363
        Goodwill...............................     8,103      9,648
        Other amortization.....................        --     31,115
        Other..................................    19,809     22,298
                                                ---------  ---------
      Gross deferred tax liabilities...........    66,589    124,907
                                                ---------  ---------
      Net deferred tax asset................... $  72,107  $  70,594
                                                =========  =========

    Income tax expense (benefit) on continuing operations is as follows:


                             YEAR ENDED DECEMBER 31,
                       ----------------------------------
                          1994        1995        1996
                       ----------  ----------  ---------
                                (IN THOUSANDS)
            Current:
              Federal   $ 29,301    $ 50,768    $ 34,508
              State..      8,266      10,667       4,763
                        --------    --------    --------
                          37,567      61,435      39,271
            Deferred:
              Federal     10,939     (58,950)    (30,054)
              State..      1,786      (9,472)     (6,002)
                        --------    --------    --------
                          12,725     (68,422)    (36,056)
                        --------    --------    --------
                        $ 50,292    $ (6,987)   $  3,215
                        ========    ========    ========

    The differences between the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes were as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                  1994        1995      1996
                                               ----------  ---------- ---------
                                                         (IN THOUSANDS)
      Federal tax at statutory rate..........   $ 39,831    $  8,821   $(25,751)
      Add (deduct):
        State income tax, net of federal tax
          benefit............................      6,221        (713)      (401)
        Increase (decrease) in valuation
          allowance..........................         --     (14,240)     1,170
        Non deductible merger expense........         --          --     24,786
        Other................................      4,240        (855)     3,411
                                                --------    --------   --------
                                                $ 50,292    $ (6,987)  $  3,215
                                                ========    ========   ========

8. CAPITALIZATION

    The Company's Third Restated Certificate of Incorporation provides that the Company may issue 9.5 million shares of Preferred Stock, par value $0.001 per share, .5 million shares of Series C Junior Participating Preferred Stock, par value $0.001 per share, and 400 million shares of Common Stock, par value $0.001 per share. As of December 31, 1996 no shares of the preferred stock were outstanding.

    On February 28, 1995, the Company completed an initial public offering of
5.1 million shares of its common stock. Gross and net proceeds of the offering were $65.8 million and $60.4 million, respectively. Proceeds of the offering were used to pay outstanding indebtedness under the bank credit facility. Net proceeds were also used to fund acquisitions of certain assets of physician practices, expansion of physician services, working capital and other general corporate purposes.

    On March 13, 1996, the Company completed a secondary public offering of 6.6 million shares of its common stock. The net proceeds of the offering were $194.0 million. Proceeds of the offering were used to pay outstanding indebtedness under the then existing credit facility. In April 1996, $69 million of the proceeds were used to repay PPSI's convertible subordinated debentures. The remainder of the net proceeds were used to fund acquisitions of certain assets of physician practices, expansion of physician services, working capital and other general corporate purposes.

9. STOCK BASED COMPENSATION PLANS

    The Company sponsors employee stock purchase plans that promote the sale of its common stock to employees. The purchase price to employees is the lower of 85% of the closing market price on the date of subscription, or 85% of the closing market price on the date funds are actually used to purchase stock for employees. Under the plans the Company sold 743,117, 582,132 and 267,232 shares to employees in 1994, 1995 and 1996, respectively. The compensation cost for the stock purchase plan is included in the pro forma information below. Compensation cost is recognized for the fair value of the employee's purchase rights, which was estimated using the same valuation model and assumptions below with the exception of an expected purchase right expected life of one year. The weighted-average fair value of those purchase rights granted in 1995 and 1996 was $6.47 and $8.66, respectively.

    The Company offers participation in stock option plans to certain employees and individuals. All of the outstanding options under these plans were granted at 100% of the market value of the stock on the dates of grant. Awarded options typically vest and become exercisable in incremental installments over five years and expire no later than ten years and one day from the date of grant. The number of shares authorized under the various plans was 25.7 million as of December 31, 1996.

    The following table summarizes stock option activity for the indicated years:

                                           1995                          1996
                                ----------------------------  -----------------------------
                                                 WEIGHTED-                     WEIGHTED-
                                   OPTIONS        AVERAGE        OPTIONS        AVERAGE
                               (IN THOUSANDS) EXERCISE PRICE (IN THOUSANDS) EXERCISE PRICE
                               -------------- -------------- -------------- ---------------
  Outstanding:
    Beginning of year........       15,110       $  10.42         17,008       $  13.71
    Granted..................        6,297          19.09         12,448          19.11
    Exercised................       (1,889)          6.99         (4,281)         10.87
    Canceled/expired.........       (2,510)         12.55         (5,881)         23.98
                                  --------                      --------
    End of year..............       17,008          13.70         19,294          14.69
  Exercisable at end of year.        5,680          13.24         12,472          13.57
  Weighted-average fair
    value of options
    granted during the
    year.....................      $  9.98                      $  12.06

    The following table summarizes information about stock options outstanding at December 31, 1996:

                                                 OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                                 ---------------------------------------------------- ----------------------------------
                                     OPTIONS      WEIGHTED-AVERAGE                         OPTIONS
               EXERCISE PRICE      OUTSTANDING        REMAINING      WEIGHTED-AVERAGE    EXERCISABLE    WEIGHTED-AVERAGE
                    RANGE          AT 12/31/96    CONTRACTUAL LIFE    EXERCISE PRICE     AT 12/31/96     EXERCISE PRICE
             ------------------ ---------------  ------------------ ----------------- ---------------  ----------------
                                 (IN THOUSANDS)        (YEARS)                         (IN THOUSANDS)
               under $12.00....          980             6.78            $  4.41               655          $  5.93
               $12.00-$16.99...       14,597             7.74              14.21            11,133            13.65
               $17.00 and
                 above.........        3,717             7.94              19.22               684            19.54

    Under various plans, the Company has made grants of restricted common stock to provide incentive compensation to key employees. Restricted stock activity is summarized below:

                                          1995      1996
                                        -------   ---------
                                          (IN THOUSANDS)
            Restricted stock
            outstanding:
              Beginning of year.......     320       278
              Granted.................     339         1
              Canceled................     (26)       (6)
              Vested (free of
                restrictions).........    (355)     (273)
                                        ------    ------
              End of year.............     278        --
                                        ======    ======

    Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its stock-based compensation plans under the fair value method as described in Statement 123. The fair value for these options and employee purchase rights was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                    1995     1996
                                                    ----     ----
               Risk-free interest rates.........    6.15%    6.21%
               Expected volatility..............    .448     .442
               Expected option lives (years)....     5.3      5.4
               Expected stock purchase lives
                 (years)........................     1.0      1.0

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement 123, the Company's net income
(loss) and earnings (loss) per share would have been reduced (increased) to pro forma net income (loss) from continuing operations of $20.9 and $(123.0) million and pro forma net losses of $(115.6) and $(191.7) million for the years ended December 31, 1995 and 1996, respectively. Per share amounts would have been reduced to pro forma net income (loss) from continuing operations of $0.13 and $(0.71) and pro forma net losses per share of $(0.73) and $(1.10) for the years ended December 31, 1995 and 1996, respectively.

10.   ACQUISITIONS

    During the years ended December 31, 1994, 1995 and 1996, the Company, through its wholly-owned subsidiaries, acquired certain operating assets of various medical practices. Simultaneously with each medical practice acquisition, the Company entered into a practice management agreement which generally has a 20-40 year term. (See "Basis of Presentation" in Note 1.)

    In May 1995, Caremark entered into a long-term affiliation agreement with Friendly Hills HealthCare Network ("Friendly Hills"), an integrated health care delivery system headquartered in La Habra, California. Friendly Hills operates 18 medical offices and an acute care hospital. Caremark acquired substantially all of the assets of Friendly Hills for approximately $140 million and agreed to provide various management and administrative services. The transaction has been accounted for by the purchase method of accounting. The Company invested approximately $151.2 million in cash, stock and notes for other acquisitions in 1995.

    In January 1996, Caremark completed its agreement with CIGNA Healthcare of California, a managed healthcare subsidiary of CIGNA Corporation, to acquire substantially all of the assets of CIGNA Medical Group, CIGNA Healthcare's Los Angeles area staff model delivery system ("CIGNA") for approximately $80.4 million in cash. The transaction has been accounted for by the purchase method of accounting. During the year ended December 31, 1996, $160.5 million in cash and 2 million shares of stock valued at $39.9 million were given in exchange for the net assets of CIGNA and other entities. Results of operations would not have been materially different in 1994, 1995 and 1996 had these transactions occurred as of the beginning of the respective years.

    All of the aforementioned acquisitions have been accounted for by the purchase method of accounting. As such, operating results of acquired businesses are included in the Company's consolidated financial statements as of their respective dates of acquisition.

11.   MERGERS

    Effective February 22, 1996 and September 5, 1996, the Company merged with PPSI and Caremark, respectively, in transactions that were accounted for as poolings of interests. The Company exchanged 11.0 million and 90.5 million shares of its common stock for all of the outstanding common stock of PPSI and Caremark, respectively. During the year ended December 31, 1996, the Company also exchanged 11.3 million shares of its common stock in additional transactions accounted for as poolings of interests. Effective June 27, 1997, the Company merged with InPhyNet in a transaction that was accounted for as a pooling of interests. The Company exchanged approximately 19.3 million shares of its common stock for all outstanding common stock of InPhyNet. The Company's historical financial statements for all periods have been restated to include the results of all material transactions accounted for as poolings of interests.

                                                                                        OTHER
                                                                                      POOLINGS      COMBINED
                                 MEDPARTNERS     PPSI      CAREMARK     INPHYNET    OF INTERESTS  (AS REPORTED)
                                 -----------     ----      --------     --------    ------------  -------------
                                                               (IN THOUSANDS)
  Year ended December 31, 1994
    Net revenue...............   $  506,818   $ 308,226   $1,775,200  $  270,370      $ 48,410     $2,909,024
    Net (loss) income.........      (10,660)      7,598       80,400       9,366         2,708         89,412
  Year ended December 31,1995
    Net revenue...............      742,388     411,132    2,374,300     325,340        55,557      3,908,717
    Net (loss) income.........       (9,717)     10,205     (116,300)     11,288           185       (104,339)
  Year ended December 31, 1996
    Net revenue...............    1,071,819     410,102    3,203,512     408,520       128,066      5,222,019
    Net (loss) income.........     (141,680)    (10,464)      (3,359)     13,041        (3,026)      (145,488)

    Prior to its merger with the Company, PPSI reported on a fiscal year ending on July 31. The restated financial statements for all periods prior to and including December 31, 1995 are based on a combination of the Company's results for its December 31 fiscal year and an October 31 fiscal year for PPSI. Beginning January 1, 1996, PPSI adopted a December 31 fiscal year end; accordingly, all consolidated financial statements for periods after December 31, 1995 are based on a consolidation of all of the Company's subsidiaries on a December 31 year end. PPSI's historical results of operations for the two months ending December 31,1995 are not included in the Company's consolidated statements of operations or cash flows. An adjustment has been made to stockholders' equity as of January 1, 1996 to adjust for the effect of excluding PPSI's results of operations for the two months ending December 31, 1995. The net loss for the two month period ended December 31, 1995 relates primarily to increases in PPSI's reserves to conform to the Company's methodology of calculating reserves. The following is a summary of operations and cash flow for the two months ending December 31, 1995 (in thousands):

Statement of Operations Data:
  Net revenue ..................................        $ 69,850
Operating expenses:
  Affiliated physician services ................          32,600
  Outside medical expenses .....................          14,861
  Clinic expenses ..............................          26,034
  General and administrative expenses ..........           5,235
  Depreciation and amortization ................           2,371
  Net interest expense .........................             426
  Loss on disposal of assets ...................              41
                                                        --------
     Net operating expenses ....................          81,568
  Loss before taxes ............................         (11,718)
  Income tax benefit ...........................          (3,661)
  Net loss .....................................        $ (8,057)
Statement of Cash Flow Data:
  Net cash used by operating activities ........        $ (3,569)
  Net cash provided by investing activities ....           4,455
  Net cash used in financing activities ........             (81)
                                                        --------
  Net increase in cash and cash equivalents ....        $    805
                                                        ========

    Included in pre-tax loss for the year ended December 31, 1996 are merger costs totaling $308.9 million. Approximately $32.5 and $251.3 million relate to the mergers with PPSI and Caremark, respectively. The components of this cost are as follows (in thousands):

Investment banking fees ........................        $ 31,774
Professional fees ..............................          16,674
Other transaction costs ........................          11,645
Transition and debt restructuring ..............          39,011
Severance costs for identified
  employees ....................................          56,948
Impairment of assets ...........................          41,616
Abandonment of facilities ......................          15,921
Noncompatible technology .......................           9,498
Conforming of accounting policies ..............          23,728
Operational restructuring ......................          30,324
Other charges ..................................          31,806
                                                        --------
Total ..........................................        $308,945
                                                        ========

12.   RETIREMENT SAVINGS PLAN

    Effective April 4, 1994, the Company adopted the MedPartners, Inc. and Subsidiaries Employee Retirement Savings Plan (the "Plan"). The Plan is a Code
Section 401(k) Plan which requires the attainment of age 21 and one year of service, with a minimum of 1,000 hours worked to become a participant in the Plan. Service for a predecessor employer will be considered for participation requirements in the Plan for all employees employed through acquisition activities. The Company, at its sole discretion, may contribute an amount which it designates as a qualified nonelective contribution. The Company made a required contribution of approximately 3% percent of non-key employee salaries for the Plan year ended December 31, 1996, however, no additional contributions are anticipated at this time. Company contributions are gradually vested over a six-year service period. The various entities that were acquired or merged into the Company during 1996 and 1997 also had various employee retirement plans that will, or have been, incorporated into the Company's Plan. Participants of Caremark's 401(k) Plan may contribute up to 12% of their annual compensation to the plan and Caremark matches the participants' contributions up to 3% of compensation. The expenses related to all plans during the years ended December 31, 1994, 1995 and 1996 were approximately $7.9 million, $6.0 million and $7.7 million, respectively.

    Caremark sponsored retirement plans for all qualifying domestic employees and certain employees in other countries. Benefits are typically based on years of service and the employee's compensation during five of the last 10 years of employment as defined by the plans. Caremark's funding policy is to make contributions that meet or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974, based on the projected unit credit actuarial cost method, and to limit such contributions to amounts currently deductible for federal income tax reporting purposes.

    The following table summarizes the components of net pension expense and related actuarial assumptions used at the January 1 valuation date for the respective years related to the Caremark sponsored defined benefit plan:

                                                                      YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------
                                                           1994               1995             1996
                                                         ---------         ---------        --------
Assumptions:
  Discount rate .................................            8.75%             7.25%           8.75%
  Increase in compensation levels ...............             5.0%              5.0%            5.0%
  Expected long-term return on assets ...........            10.5%              9.5%            9.5%
Components (in thousands):
  Service cost-benefits earned ..................        $  4,600          $  2,100        $  3,024
  Interest cost on projected obligation .........           2,300             2,200           2,635
  Actual return on assets .......................          (1,300)           (1,700)         (3,121)
  Net amortizations .............................             700               100             698
  Deferred asset gain ...........................              --                --           1,233
Merger expenses:
  Special termination benefits ..................              --                --           4,675
  Curtailment loss ..............................              --                --             502
                                                         --------          --------          ------
  Net pension expense ...........................        $  6,300          $  2,700          $9,646
                                                         ========          ========          ======

    The following table presents the funded status of the Caremark plans, the net pension liability recognized in the consolidated balance sheets and related actuarial assumptions as of December 31:

                                                                      1995             1996
                                                                    -------          -------

Assumptions:
  Discount rate ............................................           7.25%            8.75%
  Increase in compensation levels ..........................            5.0%             5.0%
Funded status and net pension liability (in thousands):
  Actuarial present value of benefit obligations:
     Vested benefits .......................................        $22,200          $37,453
     Accumulated benefits ..................................         25,000           41,141
     Effect of future salary increases .....................          7,200               --
                                                                    -------          -------
     Projected benefits ....................................         32,200           41,141
Less: plan assets at fair value (1) ........................         20,900           24,977
                                                                    -------          -------
Projected benefit obligations in excess of plan assets .....         11,300           16,164
Less: unrecognized net loss ................................         (4,800)              --
                                                                    -------          -------
Net pension liability ......................................        $ 6,500          $16,164
                                                                    =======          =======

================================================================================

(1)   Primarily equity and fixed income securities.

13.    CONTINGENCIES

     In September 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark, its subsidiary, Caremark Inc., and others. The complaint, which arose from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995 for approximately $209.0 million in cash and $100.0 million in securities, alleged breach of the sale agreement and made other related claims seeking compensatory damages of $5.2 billion, in the aggregate. Caremark filed counterclaims against Coram and also filed a lawsuit in the United States District Court in Chicago against Coram, claiming securities fraud. On July 1, 1997, the parties to the Coram litigation announced that a settlement had been reached pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with the acquisition and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The settlement resulted in a 1997 second quarter after-tax charge from discontinued operations of approximately $75.4 million.

    In March 1996, Caremark agreed to settle all disputes with a number of private payors. The settlements resulted in an after-tax charge of $43.8 million. These disputes related to businesses that were covered by Caremark's settlement with federal and state agencies in June 1995 discussed below. In addition, Caremark agreed to pay $24.1 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts has been recorded in first quarter 1996 discontinued operations. During the year ended December 31, 1996, Caremark paid $105.1 million, with an additional $3.3 million plus interest to be paid over the next six months, related to the settlements.

    In June 1995, Caremark agreed to settle an investigation of Caremark with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Veterans Administration, the Federal Employees Health Benefits Program, the Civilian Health and Medical Program of the Uniformed Services and related state investigative agencies in all 50 states and the District of Columbia (the "OIG investigation"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud, one each in Minnesota and Ohio, resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federal funded healthcare benefit programs, concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. Caremark took an after-tax charge to discontinued operations of $154.8 million in 1995 for these settlement payments, costs to defend ongoing derivative, security and related lawsuits and other associated costs.

    The Company cannot determine at this time what costs may be incurred in connection with future disposition of nongovernmental claims or litigation. The Company does not believe that the above-referenced settlements will materially affect its ability to pursue its long-term business strategy. There can be no assurances, however, that additional costs, claims and damages will not occur or that the ultimate costs related to the settlements will not exceed estimates in the preceding paragraphs.

    In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark International Inc., Caremark, Inc. and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practice statute. The complaint seeks unspecified treble damages, attorneys' fees and expenses. The Company intends to defend this case vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

    In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Securities Exchange Act of 1934 only, was certified as a class. The parties to all of the complaints continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

    In late August 1994, certain patients of a physician who prescribed human growth hormone distributed by Caremark and the sponsor of a health insurance plan of one of those patients filed complaints against Caremark, employees of Caremark and others in the United States District Court for the District of Minnesota. Each complaint purported to be on behalf of a class and alleged violations of the federal mail and wire fraud statutes, the federal conspiracy statute and the state consumer fraud statute, as well as conspiracy to breach a fiduciary duty, negligence and fraud. Each complaint sought unspecified treble damages, and attorneys' fees and expenses. In July 1996, these plaintiffs also filed a separate lawsuit in the Minnesota State Court in the County of Hennepin against a subsidiary of Caremark purporting to be on behalf of a class and alleging all of the claims contained in the complaint filed with the Minnesota federal court other than the federal claims contained therein. The state complaint seeks unspecified damages, attorneys' fees and expenses and an award of punitive damages. In November 1996, in response to a motion by the plaintiffs, the Court dismissed the United States District Court cases without prejudice. In July 1995, another patient of the same physician filed a separate complaint in the District of South Dakota against the physician, Caremark and another corporation alleging violations of the federal laws prohibiting payment of remuneration to induce referral of Medicare and Medicaid beneficiaries, and the federal mail fraud and conspiracy statutes. The complaint also alleges the intentional infliction of emotional distress and seeks trebling of at least $15.9 million in general damages, attorneys' fees and costs, and an award of punitive damages. In August 1995, the parties to the case filed in South Dakota agreed to a stay of all proceedings until final judgment has been entered in a criminal case that is presently pending against this physician. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

    Beginning in September 1994, Caremark was named as a defendant in a series of new lawsuits added to a pending group of actions (including a class action) brought in 1993 under the antitrust laws by local and chain retail pharmacies against brand name pharmaceutical manufacturers, wholesalers and prescription benefit managers other than Caremark. The new lawsuits, filed in federal district courts in at least 38 states (including the United States District Court for the Northern District of Illinois), allege that at least 24 pharmaceutical manufacturers provided unlawful price and service discounts to certain favored buyers and conspired among themselves to deny similar discounts to the complaining retail pharmacies (approximately 3,900 in number). The complaints charge that certain defendant prescription benefit managers, including Caremark, were favored buyers who knowingly induced or received discriminatory prices from the manufacturers, in violation of the Robinson-Patman Act. Each complaint seeks unspecified treble damages, declaratory and equitable relief, and attorneys' fees and expenses. All of these actions have been transferred by the Judicial Panel for Multidistrict Litigation to the United States District Court for the Northern District of Illinois for coordinated pretrial procedures. Caremark was not named in the class action. In April 1995, the Court entered a stay of pretrial proceedings as to certain Robinson-Patman Act claims in this litigation, including the Robinson-Patman Act claims brought against Caremark, pending the conclusion of a first trial of certain of such claims brought by a limited number of plaintiffs against five defendants not including Caremark. On July 1, 1996, the district court directed entry of a partial final order in the class action approving an amended settlement with certain of pharmaceutical manufacturers. The amended settlement provides for a cash payment by the defendants in the class action (which does not include Caremark) of approximately $351.0 million to class members in settlement of conspiracy claims as well as a commitment from the settling manufacturers to abide by certain injunctive provisions. All class action claims against non-settling manufacturers as well as all opt out and other claims generally, including all Robinson-Patman Act claims against Caremark, remain unaffected by the settlement. The district court also certified to the court of appeals for interlocutory review certain orders relating to non-settled conspiracy claims against the pharmaceuticals manufacturers and wholesalers. These interlocutory orders do not relate to any of the claims brought against Caremark. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

    In December 1994, Caremark was notified by the Federal Trade Commission (the "FTC") that it was conducting a civil investigation of the industry concerning whether acquisitions, alliances, agreements or activities between pharmacy benefit managers and pharmaceutical manufacturers, including Caremark's alliance agreements with certain drug manufacturers, violate Sections 3 or 7 of the Clayton Act or Section 5 of the Federal Trade Commission Act. The specific nature, scope, timing and outcome of this investigation are not currently determinable. Under the statutes, if violations are found, the FTC could seek remedies in the form of injunctive relief to set aside or modify Caremark's alliance agreements and an order to cease and desist from certain marketing practices and from entering into or continuing with certain types of agreements. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

    In May 1996, two stockholders, each purporting to represent a class, filed complaints against Caremark and each of its directors in the Court of Chancery of the State of Delaware alleging breaches of the directors' fiduciary duty in connection with Caremark's then proposed merger with the Company. The complaints seek unspecified damages, injunctive relief, and attorneys' fees and expenses.

The plaintiffs in these actions have made no effort to pursue these claims and the Company does not believe that these complaints will have a material adverse effect on the operating results and financial condition of the Company.

    Although the Company cannot predict with certainty the outcome of proceedings described above, based on information currently available, management believes that the ultimate resolution of such proceedings, individually and in the aggregate, is not likely to have a material adverse effect on the Company.

    The Company is party to various other commitments, claims and routine litigation arising in the ordinary course of business. Management does not believe that the result of such commitments, claims and litigation, individually or in the aggregate, will have a material adverse effect on the Company's business or its results of operations, cash flows or financial condition.

14. SUBSEQUENT EVENTS

    The Company plans during the third quarter of 1997 to raise an additional $350 million in capital through a hybrid convertible offering of $350 million in Threshold Appreciation Price Securities (TAPS) plus $350 million of senior subordinated notes, both due in three years. The TAPS require that the investor purchase the Company's common stock in three years at a price at or above the Company's current stock price. The $350 million in proceeds from the TAPS offering will be used to purchase Treasury Notes, which will pay the TAPS investor interest plus an interest premium and be pledged to a collateral agent to secure the investor's obligation to purchase stock. Proceeds from the maturation of the Treasury Notes will be used to purchase the $350 million in common stock from the Company.

    On August 14, 1997, the Company announced it has entered into a definitive agreement to acquire Talbert Medical Management Holdings Corporation of Costa Mesa, California, pursuant to a tender offer followed by a merger, for $63 per share in cash, or approximately $200 million. Talbert Medical Management is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five Southwestern states. The acquisition will be accounted for as a purchase transaction with the Company assuming all asset and liabilities of Talbert. The transaction is contingent on receiving approval from the Federal Trade Commission under the provision of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

    On May 2, 1997, the Company completed a transaction in which it acquired Aetna Professional Management Corporation ("APMC"), Aetna U.S. Healthcare's physician practice management business, and most of the Health Ways Family Medical Centers and affiliated group practices. The Company's acquisition of Health Ways Family Medical Centers includes 47 Health Ways and affiliated medical centers which employ 189 physicians; and the six independent practice associations ("IPAs"), to which APMC provides practice management and other services. Health Ways and the affiliated centers are located in seven metropolitan markets where the Company already has a presence, including Atlanta, the Baltimore/D.C. and northern Virginia area, Philadelphia, Dallas, Akron, Chicago, and southern California. Health Ways and the affiliated centers provide primary and specialty care to approximately 280,000 individuals, including 40,000 Aetna U.S. Healthcare members. As part of the APMC acquisition, the Company has entered into a 10-year agreement which will allow the members of the Company's networks of affiliated physicians to be authorized providers for many of the 14 million members of Aetna U.S. Healthcare's health plan.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as Exhibits to this Report:

Exhibit (23)        Consent of Ernst & Young LLP.


Exhibit (27)        Financial Data Schedule.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 26, 1997

                                    MedPartners, Inc.


                                    By  /s/    Harold O. Knight, Jr.
                                        ----------------------------------
                                              Harold O. Knight, Jr.
                                            Executive Vice President
                                           and Chief Financial Officer